Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 7, 2011

BY AND AMONG

GENERAL DYNAMICS CORPORATION,

FALCON ACQUISITION CORP.

AND

FORCE PROTECTION, INC.

i

TABLE OF CONTENTS
(cont.)

ii

TABLE OF CONTENTS
(cont.)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 7, 2011 (this “Agreement”), is by and among General Dynamics Corporation, a Delaware corporation (“Parent”), Falcon Acquisition Corp., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Force Protection, Inc., a Nevada corporation (the “Company”).

RECITALS

A.            The board of directors of the Company (the “Company Board”) and the respective boards of directors of Parent and Merger Sub have determined that it is in the best interests of their respective companies and stockholders to enter into the transactions provided for herein, and have approved the acquisition by Parent of the Company through the consummation of the Offer (as defined below), the Top-Up Option (as defined below), the Merger (as defined below) and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement;

B.            In furtherance of such acquisition, Parent, Merger Sub and the Company have proposed that, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall commence a tender offer (as amended or supplemented in accordance with this Agreement, the “Offer”) to purchase for cash all of the shares of common stock, par value $0.001 per share, of the Company (the “Company Shares”) that are issued and outstanding at a price per Company Share of $5.52 in cash, without interest (such price, or such other price per Company Share as may be paid in the Offer in accordance with the terms hereof, the “Offer Price”);

C.            Regardless of whether the Acceptance Time (as defined below) occurs, Merger Sub will merge with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 4.1, each issued and outstanding Company Share immediately prior to the Effective Time (as defined below) of the Merger will be cancelled and converted into the right to receive an amount equal to the Offer Price; and

D.            The Company Board and the board of directors of Merger Sub have adopted, and the board of directors of Parent has approved and declared the advisability of, this Agreement, the Offer, the Top-Up Option, the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement, and the Company Board and the board of directors of Merger Sub have recommended this Agreement to their respective stockholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE OFFER

1.1                                 The Offer.

(a)                                  Subject to the provisions of this Agreement, and so long as none of the events or circumstances set forth in subsections (c)(i) through (c)(iv) of Annex A hereto shall have occurred and be continuing, Parent shall cause Merger Sub as promptly as practicable (and in any event on or before the close of business on November 18, 2011) to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at the Offer Price.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and to pay for Company Shares validly tendered pursuant to the Offer and not withdrawn prior to the applicable Expiration Date shall be subject solely to those conditions set forth in Annex A.  The conditions to the Offer set forth on Annex A are only for the benefit of Parent and Merger Sub and may be asserted or waived only by Parent and Merger Sub, in whole or in part, in their sole discretion; provided, however, that without the prior written consent of the Company, Parent and Merger Sub shall not waive the Minimum Condition or the HSR Condition.  Merger Sub expressly reserves the right, in its sole discretion, to modify the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, no modification or change may be made that (i) decreases the Offer Price (except as permitted by this Agreement), (ii) changes the form of consideration payable in the Offer (other than by adding cash consideration), (iii) changes the Minimum Condition, (iv) reduces or limits the number of Company Shares sought pursuant to the Offer, (v) changes the conditions set forth in Annex A hereto in a manner adverse to the holders of any of the Company Shares, (vi) adds any additional conditions to the Offer that are not set forth in Annex A, (vii) extends the Offer except as provided in Section 1.1(b) or (viii) otherwise amends, modifies or changes the Offer in a manner that is adverse to the holders of any of the Company Shares.

(b)                                 The expiration date and time of the Offer shall be midnight, New York City time, on the twentieth (20th) business day following the commencement of the Offer (as determined using Rule 14d-1(g)(3) under the Exchange Act) (the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, such later date and time to which the Offer has been extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).  Notwithstanding the foregoing, Merger Sub shall (and Parent shall cause Merger Sub to), (i) if at the then-scheduled Expiration Date any of the conditions set forth in Annex A shall not be satisfied (and, if permitted to be waived by Parent and Merger Sub by Section 1.1(a), not waived by Parent and Merger Sub), extend and re-extend the Offer on one or more occasions for one or more additional periods of up to five (5) Business Days each (the length of each such increment to be determined by Merger Sub) and (ii) extend and re-extend the Offer for any period required by any Law or by any interpretation or position of the SEC or the staff thereof applicable to the Offer; provided, that (i) if the Proxy Statement Clearance Date has occurred on or prior to January 5, 2012, then no such extension shall be required after January 5, 2012 and (ii) if the Proxy Statement Clearance Date has not occurred on or prior to January 5, 2012 (and any of the conditions set forth in Annex A shall not be satisfied (and, if permitted to be waived by Parent and Merger Sub by Section 1.1(a), not waived by Parent and Merger Sub)), then either Parent or the Company may request, and upon such request, Merger Sub shall extend and re-extend the Offer on as many occasions as requested for one or more additional periods of up to five (5) Business Days each (the length of each such increment to be determined by Merger Sub) until the Proxy Statement Clearance Date.  “Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including the first date following the tenth (10th) calendar day following the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement.  Notwithstanding anything to the contrary in this Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) extend the Offer beyond the Outside Date.  Furthermore, (i) Merger Sub may in its sole discretion elect to provide for a “subsequent offering period” pursuant to, and in accordance with, Rule 14d-11 under the Exchange Act (a “Subsequent Offering Period”) of no greater than three (3) business days (as determined using Rule 14d-1(g)(3) under the Exchange Act) and (ii) Merger Sub may in its discretion elect to extend such Subsequent Offering Period for one additional period of no greater than five (5) business days (as determined using Rule 14d-1(g)(3) under the Exchange Act) in the event that, upon expiration of a Subsequent Offering Period provided pursuant to clause (i), the total number of Company Shares validly tendered (x) in the Offer and not validly withdrawn (excluding any Company Shares that are subject to the guaranteed delivery procedures set forth in the Offer Documents and that have not been actually delivered to Merger Sub under those delivery guarantees) and (y) during any Subsequent Offering Period is together less than the total number of Company Shares that would have been required to be tendered into the Offer to satisfy the Minimum Condition if no Company Shares were tendered into the Offer pursuant to the guaranteed delivery procedures set forth in the Offer Documents.

(c)                                  Subject to the terms and the conditions of the Offer and this Agreement, and the satisfaction (and, if permitted to be waived by Parent and Merger Sub by Section 1.1(a), not waived by Parent and Merger Sub) of the conditions set forth in Annex A, (i) as soon as practicable after the applicable Expiration Date, Merger Sub shall accept for payment and promptly (and in any event within three (3) business days (as determined using Rule 14d-1(g)(3) under the Exchange Act) after such acceptance) pay for, and Parent shall cause Merger Sub to accept for payment and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer (the time of such acceptance for payment, the “Acceptance Time”, and such acceptance for payment, the “Offer Closing”), or (ii) in the case of any Company Shares tendered during any Subsequent Offering Period, Merger Sub shall immediately accept for payment and promptly (and in any event within three (3) business days (as determined using Rule 14d-1(g)(3) under the Exchange Act)) pay for, and Parent shall cause Merger Sub to accept for payment and pay for, all such Company Shares validly tendered during such period.

(d)                                 If at any then-scheduled Expiration Date occurring after January 5, 2012 (i) any of the conditions set forth in Annex A shall not have been satisfied (and, if permitted to be waived by Parent and Merger Sub by Section 1.1(a), not waived by Parent and Merger Sub) and (ii) the Proxy Statement Clearance Date shall have occurred (such Expiration Date, the ‘‘Offer Determination Date”), then Merger Sub may irrevocably and unconditionally terminate the Offer.  In addition, the Company shall have the right, exercisable by delivering written notice to Parent and Merger Sub at any time from and after the Offer Determination Date, to request in writing Merger Sub to, and upon receipt of such written request, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably and unconditionally terminate the Offer at the then-scheduled

Expiration Date following the receipt of such written request from the Company (delivered no less than one (1) Business Day prior to the then-scheduled Expiration Date).  The termination of the Offer pursuant to this Section 1.1(d) is referred to herein as the “Offer Termination,” and the date on which the Offer Termination occurs is referred to herein as the “Offer Termination Date.”  Notwithstanding anything to the contrary in this Section 1.1(d), if this Agreement is terminated pursuant to Section 9.1, then Merger Sub shall promptly (and, in any event, within one (1) Business Day after such termination), irrevocably and unconditionally terminate the Offer.  If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 9.1, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Shares to the registered holders thereof to the extent required by the terms of the Offer.  The parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 9.1 and that, absent such termination of this Agreement, the obligations of the parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(e)                                  On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC with respect to the Offer a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including all exhibits thereto, the “Schedule TO”) which shall contain or shall incorporate by reference an offer to purchase relating to the Offer and form of the related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto and including the exhibits thereto, are referred to herein collectively as the “Offer Documents”).  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents or reasonably requested by Parent and Merger Sub in writing for inclusion therein.  Parent and Merger Sub shall cause the Offer Documents to be disseminated to holders of the Company Shares as and to the extent required by applicable U.S. federal securities laws and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”).  Parent shall deliver copies of the proposed forms of the Offer Documents to the Company and its counsel in advance of filing with the SEC and the commencement of the Offer and shall provide a reasonable opportunity for review and comment by the Company and its counsel.  The Company and its counsel shall be given a reasonable opportunity to review any amendments and supplements to the initial Offer Documents prior to their filing with the SEC or dissemination to the holders of the Company Shares.  Parent shall provide the Company and its counsel any written comments (and summaries of all material oral comments) that Merger Sub, Parent or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of any such comments, and provide the Company and its counsel a reasonable opportunity to participate in the preparation of responses to any such SEC comments.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the holders of the Company Shares, in each case, as and to the extent required by applicable Securities Laws.

(f)                                    Parent has and Merger Sub will have available to it all funds necessary to permit Merger Sub to satisfy all of its obligations under this Agreement, including acquiring all of the outstanding Company Shares in the Offer and the Merger by no later than the Expiration Date.

1.2                                 Company Action.

(a)                                  The Company hereby approves and consents to the Offer and the inclusion in the Offer Documents of a description of the Company Board Recommendation.

(b)                                 The Company shall file with the SEC, as promptly as practicable after the filing by Parent of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule 14D-9”) which, subject to Section 7.5(d), (e) and (f), shall contain a description of the Company Board Recommendation, and shall disseminate the Schedule 14D-9 to the holders of the Company Shares (concurrently with and in the same mailing envelope as the Offer Documents) as and to the extent required by applicable Securities Laws.  The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent and its counsel in advance of the filing with the SEC and shall provide a reasonable opportunity for review and comment by Parent and its counsel. Parent and its counsel shall be given a reasonable opportunity to review and comment on any amendments and supplements to the Schedule 14D-9 prior to their filing with the SEC or dissemination to the holders of the Company Shares.  The Company shall provide Parent and its counsel any written comments (and summaries of all material oral comments) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of any such comments, and provide the Parent and its counsel a reasonable opportunity to participate in the preparation of responses to any such SEC comments.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of the Company Shares, in each case, as and to the extent required by applicable Securities Laws.

(c)                                  In connection with the Offer and the Merger, the Company shall use its reasonable best efforts to cause its transfer agent or agents to furnish Merger Sub, promptly after the date hereof and otherwise from time to time as requested by Parent, Merger Sub or their agents, with mailing labels containing the names and addresses of the record holders of the Company Shares as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control, to the extent reasonably available to the Company, regarding the beneficial owners of the Company Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of holders of the Company Shares, security position listings and computer files) as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the holders of the Company Shares.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall not use or disclose the information contained in any such labels, listings and files other than in connection with the

Offer and the Merger and, if this Agreement shall be terminated in accordance with Section 9.1, shall, upon request, deliver, and shall use their commercially reasonable efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

(d)                                 During the five (5) Business Days before the then-scheduled Expiration Date and on the first (1st) Business Day following the Expiration Date, promptly following the written request of Parent or Merger Sub, the Company shall certify to Parent and Merger Sub in writing as to (i) the number of Company Shares then outstanding (including Company Shares that are Company Performance-Based Restricted Shares or Company Time Vested Restricted Shares), (ii) the number of Company Performance-Based Restricted Shares then outstanding, (iii) the number of Company Time Vested Restricted Shares then outstanding, (iv) the number of Company Shares issuable in respect of Company Stock Options then outstanding, (v) the number of Company Shares issuable in respect of Company Performance-Based Restricted Share Rights then outstanding, (vi) the Company’s computation of the number of Fully Diluted Company Shares then outstanding, with supporting detail, (vii) the number of Company Shares authorized and available for issuance and sale by the Company to Merger Sub in connection with an exercise of the Top-Up Option and (viii) any other information in the possession of the Company as may be reasonably requested by Parent or Merger Sub in order to enable Parent and Merger Sub to determine whether or not the Minimum Condition has been or would be satisfied.

1.3                                 Directors; Section 14(f).

(a)                                  Effective upon Merger Sub’s purchase of the Company Shares pursuant to the Offer, and from time to time thereafter, Parent shall, subject to the qualifications for directors set forth in the Articles of Incorporation and the terms of this Agreement, be entitled to designate such number of directors, rounded up to the next whole number, for election or appointment to the Company Board as will give Parent representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (after giving effect to the increase in the size of the Company Board pursuant to this Section 1.3) and (ii) a fraction equal to the aggregate number of Company Shares beneficially owned by Merger Sub and Parent (including Company Shares so accepted for payment pursuant to the Offer) divided by the total aggregate number of all Company Shares then outstanding.  As used in this Agreement, the term “beneficial ownership” (and its correlative terms) shall have the meaning assigned to it in Rule 13d-3 under the Exchange Act.  In furtherance thereof, upon request of Parent, the Company shall use its reasonable best efforts to cause such designees of Parent and Merger Sub to be so elected or appointed at such time, including (at the election of Parent) by increasing the size of the Company Board to the extent permitted by the Articles of Incorporation and/or by obtaining resignations of incumbent directors.  At such time, the Company shall take all necessary action to cause Persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (A) each committee of the Company Board and (B) each board of directors (or similar governing body) of each Subsidiary of the Company (and each committee thereof), in each case to the greatest extent permitted by Securities Laws, the listing requirements of the Nasdaq and any other applicable Laws.

(b)                                 The Company’s obligations to appoint Parent’s designees to the Company Board pursuant to this Section 1.3 shall be subject to Section 14(f) of the Exchange Act and Rule

14f-1 thereunder.  The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors and Parent’s designees, as Section 14(f) and Rule 14f-1 of the Exchange Act require in order to fulfill its obligations under this Section 1.3.  Parent shall provide to the Company, and be solely responsible for, on a timely basis, the information with respect to Parent and Merger Sub and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.  The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Parent, Merger Sub or any affiliate of Parent or Merger Sub may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of the Company Shares.

(c)                                  Notwithstanding the foregoing, (i) the Company shall use its commercially reasonable efforts to ensure that, if Parent’s designees are elected or appointed to the Company Board, the Company Board shall have, at all times prior to the Effective Time, at least two (2) directors who are directors on the date of this Agreement and who are not officers, employees or affiliates of the Company, Parent or any of their respective Subsidiaries (it being understood that for purposes of this sentence, a director of the Company or Parent shall not be deemed an affiliate of the Company solely as a result of his or her status as a director of the Company or Parent) and who are “independent directors” as defined by Nasdaq Rule 5605(a)(2) and eligible to serve on the Company’s audit committee under the Exchange Act and the Nasdaq rules, and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Independent Directors”), (ii) if the number of Independent Directors shall be reduced below two (2) for any reason whatsoever, the remaining Independent Director may designate a Person to fill such vacancy who is not an officer, employee or affiliate of the Company, Parent, or any of their respective Subsidiaries and who otherwise meets the other criteria to be deemed to be an Independent Director for purposes of this Agreement and (iii) if no Independent Directors then remain, the other directors may designate two (2) Persons to fill such vacancies who shall not be officers, employees or affiliates of the Company, Parent or any of their respective Subsidiaries, and who otherwise meet the other criteria to be deemed to be Independent Directors for purposes of this Agreement.

(d)                                 Notwithstanding anything in this Agreement to the contrary, during the period after election or appointment of directors designated by Parent pursuant to this Section 1.3 but prior to the Effective Time, the Company Board shall delegate to a committee of the Company Board comprised solely of the Independent Directors (the “Independent Committee”) the sole responsibility for (i) any amendment or any termination of this Agreement by the Company, (ii) any extension of time for performance of any of the obligations of Parent or Merger Sub pursuant to this Agreement for which the Company’s consent or approval is required, (iii) the exercise or waiver of any of the Company’s rights or remedies hereunder, (iv) any determinations or agreements made by or on behalf of the Company under this Agreement, (v) any waiver of compliance with any covenant of Parent or Merger Sub or any condition to any obligation of the Company or of any of the Company’s rights under this Agreement and (vi) any other matter in connection with the Merger that could reasonably be expected to adversely affect the receipt of the Merger Consideration by holders of Company Shares (other than Parent and Merger Sub), including the timing of such receipt.  Any action of the Independent Committee with respect to the above matters in the preceding sentence shall be deemed to constitute the action of the full Company Board to approve the actions contemplated hereby and no other action on the part of the Company, including any action by any other director or officers of the Company, shall be required for such authorization.  The Independent Committee shall have the authority to retain one (1) separate counsel at the reasonable expense of the Company.  For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time when Merger Sub’s designees constitute a majority of the Company Board, Merger Sub shall cause such designees not to approve any amendment or termination by the Company of, or any waiver by the Company of, any of its rights under this Agreement that would adversely affect the holders of Company Shares (other than Parent and Merger Sub) or extend the time for performance of Parent’s or Merger Sub’s obligations under this Agreement, unless such action is approved by the Independent Committee.

1.4                                 The Top-Up Option.

(a)                                  The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase that number of Company Shares (the “Top-Up Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares owned by Parent and its Subsidiaries taken as a whole at the time of such exercise (after giving effect to the Offer Closing), shall constitute one (1) share more than ninety percent (90%) of the Fully Diluted Company Shares at such date (assuming the issuance of the Top-Up Shares (the “Top-Up Amount”)), at a price per Company Share equal to the Offer Price.

(b)                                 The Top-Up Option shall be exercisable once in whole and not in part (i) following the applicable Expiration Date or, if a Subsequent Offering Period has been provided for, the expiration of such Subsequent Offering Period and (ii) prior to the fifth (5th) Business Day after the applicable Expiration Date or, if a Subsequent Offering Period has been provided for, the expiration of such Subsequent Offering Period; provided, however, that the exercisability of the Top-Up Option and the obligation of the Company to deliver the Top-Up Shares are subject to the conditions that (A) no Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity that has the effect of prohibiting the exercise of the Top-Up Option or preventing the issuance and delivery of the Top-Up Shares shall be in effect, (B) the Top-Up Option shall not be exercisable for a number of Company Shares in excess of the number of Company Shares authorized and unissued (treating Company Shares owned by the Company as treasury shares as unissued) and not otherwise reserved for issuance at the time of the exercise of the Top-Up Option, (C) Merger Sub has accepted for payment and paid for all Company Shares validly tendered in the Offer upon the expiration of the applicable Expiration Date or, if a Subsequent Offering Period has been provided for, the expiration of any Subsequent Offering Period and not withdrawn and (D) following the delivery of the Top-Up Shares, Parent and its Subsidiaries would taken as a whole own a number of Company Shares equal to the Top-Up Amount; provided, further, that the Top-Up Option shall terminate upon the earlier to occur of (1) the Effective Time and (2) the termination of this Agreement in accordance with its terms. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.  Parent and Merger Sub acknowledge that the Top-Up Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an applicable exemption from registration under the Securities Act.  Each of Parent and Merger Sub hereby represents and warrants to the

Company that Merger Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act.  Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).  If (x) the Top-Up Option is exercisable and (y) the Company Board or the Independent Committee requests in writing that Merger Sub exercise the Top-Up Option, then Parent shall cause Merger Sub to exercise the Top-Up Option prior to its expiration; provided, that Merger Sub shall not be required to exercise the Top-Up Option prior to the expiration of a Subsequent Offering Period that has been provided for pursuant to clause (i) of the last sentence of Section 1.1(b).

(c)                                  In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall notify the Company in writing, and shall certify in such notice (i) the number of Company Shares owned by Parent and its Subsidiaries taken as a whole immediately preceding the exercise of the Top-Up Option and (ii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”).  The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of (A) the number of Company Shares then outstanding, (B) the number of Fully Diluted Company Shares (not assuming the issuance of the Top-Up Shares) with supporting detail and (C) the Company’s computation of the number of Top-Up Shares to be issued.  At the Top-Up Closing, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Shares and the Company shall cause to be issued to Merger Sub a certificate (or evidence of book-entry ownership) representing the Top-Up Shares, which certificate (or evidence of book-entry ownership) may include any legends required by applicable Securities Laws. The aggregate price required to be paid for the Top-Up Shares or any portion thereof may be paid by Merger Sub either (1) entirely in cash or (2) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note (the “Promissory Note”) having a principal amount equal to the balance of such purchase price for the Top-Up Shares.  The Promissory Note (v) shall be full recourse against Parent and Merger Sub, (w) shall bear interest at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, (x) shall mature on the first anniversary of the date of execution and delivery of the Promissory Note, (y) may be prepaid in whole or in part at any time without premium or penalty and (z) shall have no other material terms.

(d)                                 The Top-Up Option, the issuance of the Top-Up Shares or the payment by Merger Sub to the Company of any consideration, including the Promissory Note, for the Top-Up Shares shall not be taken into account in any determination of the fair value (as defined in Section 92A.320 of the Nevada Revised Statutes (“NRS”)) of any Dissenting Shares pursuant to NRS 92A.300 through 92A.500, inclusive, and none of the parties hereto shall take any position to the contrary in any appraisal proceeding commenced pursuant to NRS 92A.490.

1.5                                 Adjustment to Offer Price.  If, following the date hereof, the Company changes or establishes a record date for changing the number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or other similar transaction in respect of the outstanding Company Shares, in each case effected with Parent’s prior written consent in compliance with Section 7.2, and the record date therefor shall be prior to the earlier to occur of the Acceptance Time and the Effective Time (such earlier time, the “Applicable Time”), then, in any such event, the Offer Price shall be equitably adjusted to reflect that change.

ARTICLE 2
THE MERGER

2.1                                 The Merger.

(a)                                  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the NRS, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the “Surviving Corporation.”

(b)                                 In the event that Parent and its Subsidiaries taken as a whole own at least ninety percent (90%) of the outstanding Company Shares following the Offer or, if a Subsequent Offering Period has been provided for, such Subsequent Offering Period (including through the exercise of the Top-Up Option) (the “Short Form Merger Threshold”), the parties hereto agree to take appropriate action to cause the Merger to become effective in accordance with NRS 92A.180, without a meeting of the stockholders of Merger Sub or the Company, as soon as practicable after (i) the satisfaction or waiver of the applicable conditions to the Merger set forth in Article 8 and (ii) if the Offer Termination shall not have occurred, the acceptance for payment and purchase of Company Shares by Parent or Merger Sub pursuant to the Offer and the issuance of the Top-Up Shares to Merger Sub pursuant to the Top-Up Option (if exercised).

(c)                                  Subject to the terms of this Agreement, in the event that (i) the Offer Termination shall have occurred or (ii) following Parent’s or Merger Sub’s purchase of the Company Shares and the expiration of the Offer, Parent holds in the aggregate a number of Company Shares less than the Short Form Merger Threshold, the parties hereto agree to take all action required to cause the Merger to become effective in accordance with the NRS as soon as practicable after the satisfaction or waiver of the applicable conditions to the Merger set forth in Article 8.  In furtherance and not in limitation of the foregoing agreement, the Company agrees that it shall, acting through the Company Board in accordance with applicable Law, take the actions specified in Section 7.7 hereto to effect the Merger.

2.2                                 Effective Time of the Merger.  Subject to the provisions of this Agreement, articles of merger for the Merger (the “Articles of Merger”) reasonably acceptable to the Company, Parent and Merger Sub, respectively, shall be executed and thereafter delivered to the Secretary of State of the State of Nevada for filing as provided for in the NRS on the Closing Date.  The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada or at such later date and time set forth in the Articles of Merger as may be agreed in writing by the parties (the “Effective Time”) prior to the Applicable Time.

2.3                                 Closing.  The closing of the Merger (the “Closing”) shall take place as promptly as practicable, but in no event later than 11:59 p.m. (Chicago time) on the date that is the third (3rd) Business Day following the satisfaction or waiver (subject to applicable Law) of the applicable conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of Jenner & Block LLP, 353 North Clark Street, Chicago, Illinois 60654, unless another place is agreed to in writing by the parties hereto.  The date on which the Closing actually takes place shall be referred to herein as the “Closing Date.”

2.4                                 Effects of the Merger.  The Merger shall have the effects set forth in the NRS with respect to the merger of two domestic corporations (as defined in NRS 92A.025).

2.5                                 Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company acquired or to be acquired by reason of, or as a result of, the Merger, the Company agrees that the Surviving Corporation and its officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

ARTICLE 3
THE SURVIVING CORPORATION

3.1                                 Articles of Incorporation.  The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation after the Effective Time, until thereafter amended in accordance with their terms and as provided in the NRS.

3.2                                 Bylaws.  The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation after the Effective Time, until thereafter amended in accordance with their terms and as provided by the articles of incorporation of the Surviving Corporation and the NRS.

3.3                                 Directors and Officers.  The directors and officers of Merger Sub in office immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation at the Effective Time and shall thereafter serve in such capacity or capacities, in accordance with the articles of incorporation and bylaws of the Surviving Corporation and the NRS, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.  To the extent the articles of incorporation or bylaws of the Surviving Corporation in effect at the Effective Time require the classification of the board of directors of the Surviving Corporation, the directors of the Surviving Corporation at the Effective Time shall be assigned to and allocated among such classes by Parent in its sole discretion, subject to any applicable limitations set forth in the articles of incorporation or bylaws of the Surviving Corporation or the NRS.

ARTICLE 4
EFFECT OF THE MERGER

4.1           Conversion of Capital Stock.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any stock or other equity ownership interest of the Company, Parent or Merger Sub:

(i)            Each Company Share outstanding immediately prior to the Effective Time (except as otherwise provided in Section 4.1(a)(ii), except for Dissenting Shares and except for Company Time Vested Restricted Shares and Company Performance-Based Restricted Shares that are cancelled in accordance with Section 4.4) shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”).  All such Company Shares, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and each holder of a certificate, or evidence of Company Shares held in book-entry form, representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 4.2.

(ii)           Each Company Share held in the treasury of the Company and each Company Share owned by Parent, Merger Sub (including as a result of an exercise of the Top-Up Option) or any direct or indirect wholly-owned Subsidiary of Parent or the Company, if any, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(b)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Merger Sub, each issued and outstanding share of common stock of Merger Sub shall be converted into one (1) share of common stock of the Surviving Corporation.

4.2           Exchange of Certificates and Merger Consideration.

(a)           At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent with the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Company if the Offer Termination shall have occurred (the “Exchange Agent”), for the benefit of the holders of Company Shares, the cash in immediately available funds required to make payments in respect of the Merger Consideration as required by Section 4.1(a)(i) (such cash being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated “A-1” or “P-1” or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.  To the extent there are losses with respect to such investments, or the Exchange Fund diminishes for any other reasons below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to Section 4.1(a)(i), Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a)(i) shall be promptly returned to Parent.

(b)           Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates, or evidence of Company Shares held in book-entry form, that immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”), and whose Company Shares were converted into the right to receive the Merger Consideration pursuant to Section 4.1(a)(i), (i) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of Certificates for cancellation to the Exchange Agent, together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereto (or receipt of an “agent’s message” by the Exchange Agent in the case of a book-entry transfer) and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly evidenced thereby, in accordance with Section 4.1(a)(i), and the Certificates so surrendered shall be cancelled.  Until surrendered as provided in this Section 4.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration for each Company Share evidenced thereby.  No interest will be paid or accrue on any amounts payable upon surrender of any Certificate.

(c)           All Merger Consideration paid upon exchange of the Company Shares in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares so exchanged.

(d)           Any portion of the Exchange Fund that remains undistributed to the holders of Company Shares for six (6) months after the Effective Time will be delivered to Parent, upon demand, and any holders of Company Shares who have not theretofore complied with this Article 4 will thereafter look only to Parent for payments in respect of the Merger Consideration payable pursuant to this Agreement.

(e)           None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date on which any of the Merger Consideration would otherwise escheat or become the property of any Governmental Entity, any amounts payable in respect thereof shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Each of the Surviving Corporation, Parent and Merger Sub will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including any payments made pursuant to the Offer and the Merger, any payments made in respect of the Dissenting Shares and any payments made in respect of Company Stock Options) to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Corporation, Parent or Merger Sub, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or Merger Sub, as the case may be.  Any amounts deducted and withheld from the consideration otherwise payable pursuant to this Agreement shall be remitted by Parent, Merger Sub or the Surviving Corporation to the appropriate Governmental Entity on a timely basis.

(g)           If any cash payment is to be made pursuant to Section 4.1(a)(i) in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that (i) the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is inapplicable and (ii) the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer.

(h)           If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in customary amount and upon such terms as may be required by the Surviving Corporation, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable with respect to the Company Shares evidenced by such Certificate pursuant to this Agreement.

4.3           Stock Transfer Books.  At and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive the Merger Consideration pursuant to Section 4.1(a)(i).  All cash paid upon the surrender of the Certificates in accordance with this Article 4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly evidenced by such Certificates.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares that were outstanding immediately prior to the Effective Time shall thereafter be made.  If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates formerly evidencing Company Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with this Article 4.

4.4           Treatment of Company Stock-Based Securities.

(a)           Each outstanding option to purchase Company Shares (a “Company Stock Option”) granted under any stock option plan, program or agreement to which the Company or any of its wholly-owned Subsidiaries is a party that is outstanding immediately prior to the Applicable Time, whether or not then exercisable, shall be cancelled as of the Applicable Time and the holder thereof shall be entitled only to the right to receive an amount in cash equal to the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of Company Shares subject to such Company Stock Option immediately prior to the Applicable Time, whether or not then exercisable (the “Company Stock Option Consideration”).  The Company shall pay to holders of the Company Stock Options the Company Stock Option Consideration, if any, as soon as practicable after the Applicable Time and in any case within five (5) Business Days thereafter.  Such cash payment shall be without interest and subject to and reduced by all applicable Taxes to be withheld in respect of such payment.  For any Company Stock Option where no payment is required to be made under this Section 4.4(a) because such payment amount would be equal to or less than zero, such Company Stock Option will be cancelled and terminated at the Applicable Time without any exercise thereof and no payment shall be made with respect thereto.

(b)           Each award of a Company Time Vested Restricted Share that is outstanding immediately prior to the Applicable Time shall automatically become fully vested and free of any forfeiture restrictions and shall be cancelled as of the Applicable Time and the holder thereof (or the Person in whose name the Company holds such Company Time Vested Restricted Share) shall be entitled only to the right to receive an amount in cash equal to the Merger Consideration in respect of each Company Time Vested Restricted Share (the “Company Time Vested Restricted Share Consideration”).  The Company shall pay to holders of, or the persons in whose name the Company holds, the Company Time Vested Restricted Shares the Company Time Vested Restricted Share Consideration as soon as practicable after the Applicable Time and in any case within five (5) Business Days thereafter.  Such cash payment shall be without interest and subject to and reduced by all applicable Taxes to be withheld in respect of such payment.

(c)           Each Company Performance-Based Restricted Share Award that is outstanding immediately prior to the Applicable Time shall automatically become fully vested at the “target” level (or such other level or number of Company Shares specified in such Company Performance-Based Restricted Share Award that shall vest at the Applicable Time) with respect to all open performance periods and free of any forfeiture restrictions and shall be cancelled as of the Applicable Time, and the holder thereof shall be entitled only to the right to receive an amount in cash equal to the Merger Consideration in respect of each Company Performance-Based Restricted Share vested pursuant to the terms of such Company Performance-Based Restricted Share Award (the “Company Performance-Based Restricted Share Consideration”).  The Company shall pay to holders of, or to the persons in whose name the Company holds, the Company Performance-Based Restricted Shares the Company Performance-Based Restricted Share Consideration as soon as practicable after the Applicable Time and in any case within five (5) Business Days thereafter.  Such cash payment shall be without interest and subject to and reduced by all applicable Taxes to be withheld in respect of such payment.  For any Company Performance-Based Restricted Share Right where no payment is required to be made under this

Section 4.4(c) because no Company Shares would be issued upon the vesting at the “target” level at the Applicable Time (or such other level or number of Company Shares specified in such Company Performance-Based Restricted Share Award that shall vest at the Applicable Time) of the Company Performance-Based Restricted Share Award pursuant to which such Company Performance-Based Restricted Share Right was awarded, such Company Performance-Based Restricted Share Right will be cancelled and terminated as of the Applicable Time and no payment shall be made with respect thereto.

(d)           The Company will not tender in the Offer any Company Time Vested Restricted Shares or Company Performance-Based Restricted Shares or release any transfer restrictions thereon in connection with the Offer, except to the extent such Company Time Vested Restricted Shares or Company Performance-Based Restricted Shares vest prior to the Offer pursuant to the terms and conditions of the applicable award agreement in effect on the date of this Agreement.

(e)           The Company shall take all actions necessary to provide that, at the Applicable Time, (i) the Company Stock Plan and any similar plan, program or agreement of the Company shall be terminated and (ii) no Person shall have any right under or with respect to the Company Stock Options, the Company Time Vested Restricted Shares, the Company Performance-Based Restricted Share Awards, the Company Performance-Based Restricted Shares, the Company Performance-Based Restricted Share Rights, the Company Stock Plan or any other plan, program or arrangement with respect to equity securities of the Company or any Subsidiary thereof, except the right to receive the amounts payable under this Section 4.4, if any.  Without limiting the foregoing, the Company shall instruct its stock transfer agent, promptly after the Applicable Time (and in any event no later than on the first (1st) Business Day after the Applicable Time occurs), to remove all Company Time Vested Restricted Shares and Company Performance-Based Restricted Shares from the Company’s stock ledger.  The Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding Company Stock Option, each Person in whose name the Company holds any Company Time Vested Restricted Share or Company Performance-Based Restricted Share and each recipient of an outstanding Company Performance-Based Restricted Share Award describing the treatment of such Company Stock Option, Company Time Vested Restricted Share, Company Performance-Based Restricted Share or Company Performance-Based Restricted Share Award (and any Company Performance-Based Restricted Share Rights in respect thereof), as applicable, in accordance with this Section 4.4.

(f)            The Company shall take all steps reasonably required to cause the transactions contemplated by this Section 4.4 by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

4.5           Dissenting Shares.   Pursuant to NRS 92A.390, holders of Company Shares shall have no right to dissent with respect to the Merger.  Notwithstanding anything in this Agreement to the contrary, if it is determined that such right to dissent is not eliminated by operation of any applicable Laws, including NRS 92A.390, Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded payment of fair value (as defined in NRS

92A.320) for such Company Shares in accordance with the requirements of the NRS 92A.300 through 92A.500, inclusive (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, and the holders of Dissenting Shares shall be entitled to only such rights as are granted by NRS 92A.300 through 92A.500, inclusive.  If any holder of Dissenting Shares fails to perfect, withdraws or otherwise loses the right to demand payment of fair value in respect of such Dissenting Shares pursuant to NRS 92A.300 through 92A.500, inclusive, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, as set forth in Section 4.1(a)(i).  The Company shall give Parent prompt notice of any written demands received by the Company for appraisals or payment of fair value in respect of Company Shares and any withdrawals of such demands, as well as copies of any instruments or documents served pursuant to the NRS and received by the Company with respect to such demands, and the Parent shall have the opportunity to direct all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.  Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of the NRS will receive payment thereof from the Surviving Corporation and as of the Effective Time such Company Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist.

4.6           Adjustment to Merger Consideration.  If, following the date hereof, the Company changes or establishes a record date for changing the number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or other similar transaction in respect of the outstanding Company Shares, in each case effected with Parent’s prior written consent in compliance with Section 7.2, and the record date therefor shall be prior to the Effective Time, then, in any such event, the Merger Consideration shall be equitably adjusted to reflect that change.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as set forth in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which schedule sets forth items of disclosure with specific reference to the particular section or subsection of this Article 5 to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of this Article 5 to the extent it would be reasonably apparent that the disclosure contained in such section should qualify such non-referenced representation or warranty without the necessity of repetitive disclosure or cross-reference) or (b) as disclosed in those Company Reports filed with the SEC and publicly available during the period beginning on January 1, 2011 and ending on the date prior to the date hereof (but not including any disclosures set forth in any section of any such Company Reports entitled “Risk Factors” or “Special Note Regarding Forward-Looking Statements” or any other disclosures included in any such Company Reports that are generally cautionary, predictive or forward-looking in nature), without giving effect to any amendment to any such Company Reports filed on or after the date prior to the date hereof, the Company represents and warrants to Parent and Merger Sub as of the date hereof:

5.1           Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  The Company has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Company is qualified to do business and is in good standing in each jurisdiction in which the assets and properties owned, leased and operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to prevent or materially hinder or delay the ability of the Company to perform its obligations under this Agreement and to consummate the Transactions pursuant to the terms set forth in this Agreement.  True, accurate and complete copies of the Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been made available to Parent.  The Company and the Company Board have taken all action to adopt and implement the Bylaw amendments set forth on Annex B attached hereto (the “Specified Bylaw Amendments”), and such Specified Bylaw Amendments are in full force and effect as of the date hereof and shall remain in full force and effect through the Applicable Time.  The Company is not in violation of any of the provisions of the Articles of Incorporation or Bylaws.

5.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 310,000,000 shares, of which 300,000,000 shares are designated Company Shares and 10,000,000 shares are designated preferred stock, par value $0.001 per share (“Preferred Stock”).  As of the close of business on November 4, 2011 (the “Capitalization Date”), (i) 64,988,782 Company Shares were issued and outstanding (including 1,279,651 outstanding Company Time Vested Restricted Shares and 691,550 outstanding Company Performance-Based Restricted Shares, (ii) 6,379,168 Company Shares were issued and held by the Company in its treasury (and which are not included in the share amounts set forth in clause (i) above) and (iii) no shares of Preferred Stock were issued and outstanding or held by the Company in its treasury.  No Subsidiary of the Company owns any Company Shares.  All outstanding Company Time Vested Restricted Shares and Company Performance-Based Restricted Shares are subject to restrictions on transfer that prohibit the tendering of such Company Time Vested Restricted Shares and Company Performance-Based Restricted Shares in the Offer.

(b)           As of the close of business on the Capitalization Date, (i) 1,136,151 Company Shares were subject to issuance pursuant to outstanding Company Stock Options granted under the Company Stock Plan and any similar plan, program or agreement and (ii) 944,383 Company Performance-Based Restricted Share Rights were outstanding.

(c)           As of the close of business on the Capitalization Date, the Company has no Company Shares or Preferred Stock subject to issuance, except for the number of Company Shares set forth in Section 5.2(b) that are subject to issuance pursuant to Company Stock Options and Company Performance-Based Restricted Share Rights.

(d)           Between the close of business on the Capitalization Date and the date of this Agreement, except for the issuance of Company Shares issued upon any exercise, vesting or other conversion of the Company Stock Options and Company Performance-Based Restricted Share Rights disclosed in Section 5.2(b), no Company Shares, Preferred Stock, capital stock or other voting securities of the Company were issued or made subject to issuance.

(e)           All of the issued and outstanding Company Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(f)            Except for (i) the Company Stock Options and Company Performance-Based Restricted Share Rights that were outstanding at the close of business on the Capitalization Date and (ii) the Top-Up Option, as of the date hereof, there are (A) no outstanding subscriptions, securities, options, warrants, calls, rights, contracts, commitments, agreements or arrangements, or any other undertakings of any kind to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement), obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and (B) no outstanding agreements, arrangements, awards or other commitments of the Company or any of its Subsidiaries based upon the value of any security issued by the Company or any Subsidiary of the Company (including any capital appreciation rights, phantom stock, stock appreciation rights or stock-based performance units) or any outstanding agreements, arrangements, awards or other commitments obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such agreement, arrangement, award or other commitment.

(g)           Section 5.2(g) of the Company Disclosure Schedule sets forth a complete and accurate list as of the close of business on the Capitalization Date of all record holders of outstanding Company Stock-Based Securities, indicating with respect to each of the Company Stock-Based Securities, (i) the number of Company Shares subject to such Company Stock-Based Securities (whether by exercise, conversion or vesting) held by each such record holder and the vesting schedule, if applicable, and (ii) the exercise or conversion price, date of issuance or grant and expiration date, if any, of such Company Stock-Based Securities.  The Company has made available to Parent accurate and complete copies of all Contracts to which the Company or any of its Subsidiaries is a party evidencing Company Stock-Based Securities (and the Company Stock Plan).

(h)           Other than the issued and outstanding Company Shares, no bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote are issued or outstanding.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or any equity securities of any Subsidiary of the Company.

(i)            The Company Board has not declared any dividend or distribution with respect to the Company’s capital stock, the record or payment date for which is on or after the date of this Agreement.

(j)            The Company Board or the Compensation Committee of the Company Board (the “Compensation Committee”), as the case may be, at a meeting duly called and held at which all members of the Company Board or the Compensation Committee, as the case may be, were present, duly and unanimously adopted resolutions (i) memorializing its determination that (A) the Company Stock-Based Securities be cancelled for “fair value” as described in Section 3.6.2 of the Company Stock Plan and (B) the Merger Consideration, as paid in accordance with Section 4.4, is fair value for the cancelled Company Stock-Based Securities and (ii) approving the treatment of the Company Stock-Based Securities and any other awards granted under the Company Stock Plan as set forth in Section 4.4.

5.3           Subsidiaries; Joint Ventures.

(a)           For each Subsidiary of the Company that is directly or indirectly wholly owned by the Company, Section 5.3(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the name of such Subsidiary and the jurisdiction of incorporation or organization of such Subsidiary.

(b)           Each Subsidiary of the Company is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and has all requisite corporate or organizational powers and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially hinder or delay the ability of the Company to perform its obligations under this Agreement and to consummate the Transactions pursuant to the terms set forth in this Agreement.  Each Subsidiary of the Company is qualified to do business and is in good standing in each jurisdiction in which the assets and properties owned, leased and operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to prevent or materially hinder or delay the ability of the Company to perform its obligations under this Agreement and to consummate the Transactions pursuant to the terms set forth in this Agreement.

(c)           All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company that are owned by the Company, directly or indirectly, are owned free and clear of any Lien or limitation on voting rights that would prevent any Subsidiary of the Company from conducting its business as of the Effective Time in substantially the same manner such business is being conducted on the date hereof (other than any restrictions imposed under the Securities Act).  All of such shares of capital stock or other voting securities or ownership interests are duly authorized and validly issued and are fully paid and nonassessable, and are free of preemptive rights.  Other than the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company that are owned by the Company, directly or indirectly through one or more

Subsidiaries of the Company, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries or (iii) options or other rights by any Person other than the Company or any of its Subsidiaries to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Company’s Subsidiaries.

(d)           Section 5.3(d) of the Company Disclosure Schedule sets forth a complete and accurate list of each Person (other than the Company’s Subsidiaries, which are listed on Section 5.3(a) of the Company Disclosure Schedule), in which the Company, directly or indirectly, owns shares of capital stock or other equity interests representing more than twenty percent (20%) of the voting power (a “Joint Venture”), and, for each Joint Venture, the name of such Joint Venture, the jurisdiction of incorporation or organization of such Joint Venture, the authorized and outstanding capital stock and other equity interests of such Joint Venture, the number of shares of capital stock or other equity interests held beneficially and of record by the Company or any of the Company’s Subsidiaries.

5.4           Authority; Non-Contravention; Approval.

(a)           The Company has all requisite corporate power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder and, subject to the Company Stockholder Approval only with respect to this Agreement and the Merger (if required by applicable Law), to consummate the Transactions.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board.  No other corporate proceedings on the part of the Company or any Subsidiary of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the consummation of the Merger, the Company Stockholder Approval (if required by applicable Law).  The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)           The Company Board, by resolutions adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Offer, the Merger and the other Transactions are in the best interests of the Company and the Company’s stockholders, (ii) adopted this Agreement, (iii) approved the Offer, the Merger and the other Transactions, (iv) authorized and approved the Top-Up Option and the issuance of newly issued Company Shares pursuant to the exercise thereof in accordance with the terms of this Agreement and (v) resolved to recommend that the holders of the Company Shares accept the Offer and tender their

Company Shares to Merger Sub pursuant to the Offer and, if required, approve this Agreement (the “Company Board Recommendation”).

(c)           The execution and delivery of this Agreement by the Company and the consummation of the Transactions do not and will not (i) violate or conflict with the Articles of Incorporation or the Bylaws, (ii) assuming compliance with the matters and requirements referred to in Section 5.4(d)(i), result in any failure by the Company or any of its Subsidiaries to comply with any applicable Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) violate, conflict with or result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by the Company or any of its Subsidiaries under, result in a right of termination or acceleration under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any obligation to obtain any third-party consent or provide any notice to any Person under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, concession, contract, lease, partnership agreement, joint venture agreement or other agreement to which the Company or any of its Subsidiaries is now a party except, with respect to clauses (ii) and (iii), such failures to comply, conflicts, violations, triggering of payments, terminations, accelerations, Liens, encumbrances, notices, Permits, authorizations, consents, approvals, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to prevent or materially hinder or delay the ability of the Company to perform its obligations under this Agreement and to consummate the Transactions pursuant to the terms set forth in this Agreement.

(d)           No declaration, filing or registration with, or notice to, or authorization, permit, consent or approval of, any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions except for (i) (A) the Required Statutory Approvals, (B) as may be required by the Securities Act, the Exchange Act and the rules and regulations thereunder (including the filing with the SEC of the Schedule 14D-9 and the proxy statement or information statement relating to the Company Stockholder Meeting or, if applicable, action by written consent in lieu of the Company Stockholder Meeting (as amended or supplemented from time to time, the “Proxy Statement”)), (C) as may be required by the Nasdaq or any other applicable national securities exchange, (D) as may be required by the NRS (including the filing of appropriate merger documents and, if applicable, the receipt of the Company Stockholder Approval) and (E) as may be required under applicable state securities or “blue sky” laws or (ii) where the failure to make such declaration, filings or registration or notifications to obtain such authorization, permits, consents or approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to prevent or materially hinder or delay the ability of the Company to perform its obligations under this Agreement and to consummate the Transactions pursuant to the terms set forth in this Agreement.

(e)           The affirmative vote of the holders of a majority of the total voting power of the outstanding Company Shares (the “Company Stockholder Approval”), if required under the NRS, is the only vote of the holders of the Company’s capital stock necessary to approve this Agreement and the Transactions.

5.5           SEC Matters; Financial Statements.

(a)           The Company has timely filed or otherwise furnished, within the time periods or extensions thereof prescribed under the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, all forms, reports, schedules, registration statements, definitive proxy statements and other documents required to be filed or otherwise furnished by it with the SEC since January 1, 2009 (such documents and any other documents filed by the Company with the SEC, as have been amended, supplemented or modified since the time of filing, collectively, the “Company Reports”).  As of their respective dates (or, if amended, supplemented or superseded by a filing, as of the date so amended, supplemented or superseded), the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income included in the Company Reports (including any related notes and schedules) (collectively, the “Financial Statements”) fairly presented in all material respects as of the respective dates thereof the results of operations, cash flows or changes in stockholders’ equity and comprehensive income, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and, in the case of unaudited statements, for notes and normal year-end audit adjustments.

(c)           The Company maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act.  The Company’s disclosure controls and procedures are designed to ensure that (i) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, and (ii) such information is accumulated and communicated to the Company’s management, including the Company’s principal executive officer and principal financial officer, or individuals performing similar functions, as appropriate to allow timely decisions regarding required disclosure.  The Company’s internal controls over financial reporting are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  No significant deficiency, material weakness or fraud, whether or not material, that involves management or other employees was identified in management’s assessment of internal controls as of December 31, 2010.

(d)           Since January 1, 2009, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any auditor, accountant or Representative of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e)           The Company is in compliance in all material respects with all current listing and corporate governance requirements of the Nasdaq.  Between December 31, 2010 and the date hereof, the Company has not received any notice or other written communication from the Nasdaq (i) indicating that the Company is not in compliance with any listing or corporate governance requirement of the Nasdaq, (ii) requesting that the Company take action to correct its non-compliance with any listing or corporate governance requirement of the Nasdaq or (iii) threatening or indicating an intent to take action to delist the Company Shares from the Nasdaq.

5.6           Disclosure Documents.

(a)           The Schedule 14D-9 will not, at the time it is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Proxy Statement will not, at the time it is filed with the SEC, at the date it is first mailed to the holders of Company Shares, at any time it is amended or supplemented and at the time of the Company Stockholder Meeting (or at the time of effectiveness of any action by written consent in lieu of the Company Stockholder Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9 and the Proxy Statement will, when filed, distributed and disseminated, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 or the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective affiliates, partners, members, stockholders, agents or Representatives in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement.

(b)           None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents will, at the time such document is filed with the SEC or at the time it is first published, sent or given to the holders of Company Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.7           Absence of Undisclosed Liabilities.  Neither the Company nor any Subsidiary of the Company had at December 31, 2010, nor has it incurred since that date, any liabilities

(whether absolute, accrued, contingent or otherwise) of any nature required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except (a) to the extent such liabilities are disclosed in the Company Reports filed with the SEC prior to the date hereof, (b) such liabilities that have been discharged or paid in full prior to the date hereof or (c) such liabilities incurred in the ordinary course consistent with past practice.

5.8           Absence of Certain Changes or Events.  Since June 30, 2011 through the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (b) neither the Company nor any of its Subsidiaries has suffered any material damage, destruction or loss (whether or not covered by insurance), (c) there has not been or occurred any event, condition, change, occurrence, development, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (d) neither the Company nor any of its Subsidiaries has acquired, merged or consolidated with, or has acquired all or substantially all of the assets of, any Person other than a direct or indirect wholly-owned Subsidiary of the Company and (e) neither the Company nor any of its Subsidiaries has taken any action prior to the date hereof that, if taken after the date of this Agreement and prior to the Effective Time without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 7.2(a)(iii), (c)(v), (c)(vi), (f), (g) or (h).

5.9           Litigation.  There are no Actions (or groups of Actions that are similar in nature) or governmental investigations, indictments or audits pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, their respective businesses, assets or properties, or officers or directors in their capacities as such, or that seek equitable, declaratory or injunctive relief against the Company or any of its Subsidiaries, except for those that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect or to prevent or materially hinder or delay the ability of the Company to perform its obligations under this Agreement and to consummate the Transactions pursuant to the terms set forth in this Agreement. None of the Company, its Subsidiaries or their respective businesses, assets or properties is, or since December 31, 2008 has been, subject to any judgment, decree, injunction or order of any Governmental Entity in an Action brought by a Governmental Entity directed specifically at the Company and/or one or more of its Subsidiaries, except for those that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect or to prevent or materially hinder or delay the ability of the Company to perform its obligations under this Agreement and to consummate the Transactions pursuant to the terms set forth in this Agreement.

5.10         Compliance with Laws.  The Company and each of its Subsidiaries are and, at all times since January 1, 2009, have been in compliance with all Laws applicable to their businesses, operations, properties or assets, except for those failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with, or is subject to any liability under, any Law, or relating to the revocation or modification of any Permit, except for those failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.11         Permits.  The Company and its Subsidiaries have in effect all registrations, franchises, applications, exemptions, permits, licenses, requests for approvals, approvals and authorizations (collectively, “Permits”) of all Governmental Entities required by the Company and its Subsidiaries to own and operate their respective assets and carry on their respective businesses as currently conducted, except where the failure to obtain, have and maintain such Permits, or the suspension or cancellation of any of the Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Except for any failures to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all such Permits.

5.12         Taxes. The Company and its Subsidiaries have (a) duly filed with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries, and such filed Tax Returns are correct and complete in all material respects, (b) duly paid or established adequate reserves on the applicable Financial Statements for all material Taxes due and owing and (c) duly withheld and paid, to the appropriate Governmental Entity, all material Taxes required by applicable Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.  No written claim has been made to the Company or its Subsidiaries since January 1, 2009 by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  As of the date hereof, there are no material Liens for Taxes upon any property or asset of either of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the applicable Financial Statements.  To the knowledge of the Company, as of the date hereof, no audit or administrative or judicial Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries and no adjustment relating to any Tax Returns has been proposed, formally or informally, by any Tax authority.  As of the date hereof, neither the Company nor any Subsidiary has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed.  The Company has made available to Parent correct and complete copies of all federal income Tax Returns filed prior to the date hereof for 2008, 2009 and 2010 and for all other open years.  Neither the Company nor any of its Subsidiaries has any request for a ruling in respect of Taxes pending before any Governmental Entity.  Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with or, pursuant to Treasury Regulation Section 1.1502-6, is liable for the Taxes of, any entity that is not, directly or indirectly, the Company or a Subsidiary and neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person as transferee or successor, by contract or otherwise.  Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.  Neither the Company nor any of its Subsidiaries has, at

any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

5.13         Employee Benefit Plans; ERISA.

(a)           Section 5.13(a) of the Company Disclosure Schedule contains a complete and accurate list of each Company Plan.

(b)           With respect to each Company Plan that is maintained outside the jurisdiction of the United States, or that covers any employee who performs services outside the United States (collectively, the “Foreign Benefit Plans”), (i) such Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws and (ii) to the extent required to be funded such Foreign Benefit Plan is fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the Company and its Subsidiaries, except with respect to clauses (i) and (ii) for instances that have not resulted in, and, individually or in the aggregate, would not reasonably be expected to result in, a Material Adverse Effect.  Neither the Company nor any Subsidiary has any present or future obligation to contribute to a plan that is maintained by a third party either on behalf of any past, present or future employees or due to the prior participation of the Company or any Subsidiary in such plan.

(c)           The Company has made available to Parent (i) a current, complete and accurate copy of each Company Plan (and any related trust, insurance contract or other funding arrangement), (ii) the most recent determination letter with respect to each Company Plan, if applicable, (iii) any summary plan description and other written communications by the Company or any of its Subsidiaries to its employees concerning the extent of the benefits provided under such Company Plan and (iv) if applicable, for the most recent year (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(d)           To the knowledge of the Company, each Company Plan has been administered in accordance with its terms and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except for failures of administration or compliance that have not had, and, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect.

(e)           Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and no event has occurred that could reasonably be expected to cause such determination letter to be revoked.

(f)            To the knowledge of the Company, no event has occurred with respect to the Company Plans and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code), to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(g)           All contributions and other payments required by and due under the terms of each Company Plan have been made on a timely basis, except for failures of contribution or payments that have not had, and, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect.

(h)           All required reports and descriptions (including Form 5500 Annual Reports) have been filed or distributed appropriately with respect to each Company Plan, except for failures of filing or distribution that have not had, and, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect.

(i)            Neither the Company nor any member of the Company’s Controlled Group has maintained, established, sponsored, participated in, contributed to, or has any liability with respect to, any (i) pension plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in ERISA or the Code), (iv) any plan described in Section 413(c) of the Code, (v) a “funded welfare plan” within the meaning of Section 419 of the Code or (vi) an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, in each case, at any time within the last six (6) years.

(j)            There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code (and there will be none as a result of any of the Transactions) with respect to any of the Company Plans that could result in penalties, Taxes, liabilities or indemnification obligations, and there has been no other event with respect to any Company Plan that could result in any liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA, or to any other Taxes or liabilities under any other applicable Laws, except for prohibited transactions or events that have not had, and, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect.

(k)           No Company Plan exists that, as a result of the execution of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), (i) will result in severance pay or any increase in severance pay upon any termination of employment after the date hereof pursuant to any Contract, Company Plan or policy, (ii) will accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Plans, (iii) will cause the Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding equity based award or (iv) will result in payments under any of the Company Plans that would not be deductible under Section 280G of the Code.

(l)            Except in respect of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor.

(m)          Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in substantial compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder (collectively, “Section 409A”), and is in documentary compliance with the applicable provisions of Section 409A.  With respect to each Company Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Section 409A or is otherwise exempt from its application, all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Company Plan to Section 409A.

(n)           As of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims with respect to a Company Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations), including with respect to any assets of the applicable Company Plan or any fiduciary to the applicable Company Plan, or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company, has been proposed with respect to any Company Plan.

(o)           No Company Stock Option (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such Company Stock Option was granted, (ii) has any feature that would result in the deferral of recognition of income beyond the later of exercise or disposition of such Company Stock Option or (iii) has been granted after January 31, 2008, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A).

5.14         Labor; Employment Matters.

(a)           Neither the Company nor any Subsidiary of the Company is a party to, or is bound by, any collective bargaining agreement or other Contract or agreement or arrangement with a labor organization or labor union, and no such Contract or agreement or arrangement is presently being negotiated.  As of the date hereof, there is no strike, work stoppage, lockout or other material labor dispute, or, to the knowledge of the Company, threat thereof, involving the Company or any of its Subsidiaries, and there has been no such labor dispute, strike, work stoppage or lockout in the previous three (3) years.  To the knowledge of the Company, since January 1, 2010 until the date hereof, no employees of the Company or any Subsidiary of the Company have engaged in activity to organize for the purpose of forming, joining or assisting a labor organization; no labor organization has requested or demanded to be recognized as the representative of employees of the Company or any Subsidiary of the Company for purposes of collective bargaining; and no Person has petitioned the National Labor Relations Board for the purpose of electing or certifying a labor organization as the representative of employees of the Company or any Subsidiary of the Company.  To the knowledge of the Company, no Person has asserted that the Company or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any Laws relating to employment or labor.

(b)           Since January 1, 2010, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining

Notification Act of 1988, as amended (the “WARN Act”) or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

5.15         Real Estate.

(a)           Section 5.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list (including common street address) of all real property owned by the Company and each of its Subsidiaries (collectively, the “Owned Real Property”).  The Company or any of its Subsidiaries, as applicable, has valid, fee simple title to the Owned Real Property.

(b)           Section 5.15(b) of the Company Disclosure Schedule sets forth the address of all material real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Leased Real Property”, and the leases, subleases, licenses or other occupancy agreements for such Leased Real Property being referred to as the “Leases”), and the Company has made available to Parent a true and complete copy of each such Lease.  The Company or any of its Subsidiaries, as applicable, holds a valid leasehold interest in all Leased Real Property.  To the knowledge of the Company, neither the Company, any Subsidiary or any counterparty to any Lease is in breach or default under any Lease, except for breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.16         Properties. Except as would not reasonably be expected to have a Material Adverse Effect, all tangible assets owned or leased by the Company or any of its Subsidiaries have been maintained and operated in all material respects in accordance with generally accepted industry practice and in compliance in all material respects with all applicable laws, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

5.17         Environmental Matters.

(a)           Except with respect to matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and its Subsidiaries have conducted their businesses in compliance with all Environmental Laws, including having all Permits, licenses and other approvals and authorizations necessary for the operation of their businesses as presently conducted.  Since December 31, 2007 and through the date hereof, (i) the Company and its Subsidiaries have not received any material written notices, demand letters or written requests for information from any Governmental Entity or any other Person indicating that the Company or any of its Subsidiaries may be in violation of, or liable in any respect under, any Environmental Law and (ii) there are no, and have not been any, civil, criminal or administrative Actions pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries concerning any violation of or liability under, or alleged violation of or liability under, any Environmental Law.  Except with respect to matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, (x) neither the Company nor any of its Subsidiaries has disposed of Hazardous Substances at a location that has resulted in any liability associated with or violation of, or requires remediation under, Environmental Laws, (y) there has been no Release of Hazardous Substances at, on, under or from any property currently owned, operated or leased by the Company or its Subsidiaries that requires notice to any Governmental Entity, investigation or remediation under any Environmental Law, nor to the knowledge of the Company has there been a Release of Hazardous Substances at any property formerly owned, operated or leased by the Company or its Subsidiaries during the period of such ownership, operation or lease and (z) to the knowledge of the Company, neither the Company nor any of its Subsidiaries are in violation of or liable in any respect under any Environmental Law arising from the operations of their businesses at any property formerly owned, operated or leased.

(b)           Notwithstanding any other representation or warranty of the Company in this Article V, the representations and warranties in this Section 5.17 constitute the sole representations and warranties of the Company with respect to any Environmental Law.

5.18         Contracts and Commitments; Suppliers and Customers.

(a)           Except for this Agreement and any Contract attached as an exhibit to any Company Report filed with the SEC prior to the date hereof, Section 5.18(a) of the Company Disclosure Schedule lists each of the following Contracts (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound as of the date hereof (each such Contract required to be listed on Section 5.18(a) of the Company Disclosure Schedule, each such Contract that would have been required to be listed on Section 5.18(a) of the Company Disclosure Schedule had it not been attached to any Company Report filed with the SEC prior to the date hereof, and each such Contract entered into after the date hereof that would have been required to be listed on Section 5.18(a) of the Company Disclosure Schedule if it had been entered into prior to the date hereof and had not been attached as an exhibit to any Company Report filed with the SEC prior to the date hereof, a “Material Contract”):

(i)            any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii)           any Contract, mortgage or indenture relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any of its Subsidiaries;

(iii)          any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan to any Person (other than in the Company or any of its Subsidiaries and other than extensions of credit in the ordinary course consistent with past practice), where the amount of such indebtedness or loan would reasonably be expected to exceed $250,000;

(iv)                              any partnership, joint venture, profit-sharing or similar Contract (including any teaming agreement) entered into with any Person other than the Company or any of its Subsidiaries;

(v)                                 any indemnification agreement entered into by and between the Company and any director or officer of the Company (other than the Company’s Articles of Incorporation and Bylaws);

(vi)                              any agreement, contract or binding commitment of indemnification or guaranty not entered into in the ordinary course consistent with past practice providing for indemnification that would reasonably be expected to exceed $500,000;

(vii)                           any Contract for the acquisition, disposition, sale, exchange or lease of any material business, properties or assets of the Company not entered into in the ordinary course consistent with past practice;

(viii)                        any Contract under which the Company or any of its Subsidiaries grants to a third party rights to any material Intellectual Property Rights owned by the Company or any of its Subsidiaries (other than nonexclusive licenses granted in the ordinary course of business) or pursuant to which the Company or its Subsidiaries are licensed or otherwise authorized by a third Person to use any material Intellectual Property Rights (other than click-through or shrink wrap licenses or other similar licenses for commercial off-the-shelf software);

(ix)                                any settlement, conciliation or similar agreement (A) with any Governmental Entity that is material to the Company and its Subsidiaries, taken as a whole, or (B) that would require the Company or any Subsidiary of the Company to pay consideration of more than $500,000;

(x)                                   any Contract that imposes on the Company or any of its Subsidiaries (and, following the consummation of any of the Transactions, would impose on Parent) non-competition or non-solicitation restrictions, any “exclusivity” or similar obligations, “most favored nation” obligations or any other restrictions or obligations that otherwise materially restrict the ability of the Company or any Subsidiary of the Company and, following the consummation of any of the Transactions, Parent to compete in any business or with any Person or in any geographic area, including any OCI prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting set forth in the Government Contracts;

(xi)                                any employment, consulting, severance or other similar agreement with any current or former executive officer, other employee of the Company or any of its Subsidiaries, member of the Company Board or other Person, in each case providing for compensation or payment in excess of $125,000 in the current or any future year;

(xii)                             any material Government Contract; and

(xiii)                          any other Contracts to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound and that involves consideration or other obligations in excess of $1,000,000 annually.

(b)                                 Each of the Material Contracts is a valid and binding obligation of the Company or its Subsidiaries and enforceable against the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company as of the date hereof, each other party thereto, and is in full force and effect, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(c)                                  Each of the Company and each of its Subsidiaries, and to the knowledge of the Company as of the date hereof, each other party thereto, has performed in all material respects all obligations required to be performed by it under each Material Contract. Neither the Company nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred that, with lapse of time or action by a third party, would result in a default under, or give rise to any right of termination, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any Material Contract, and the Company has not received any written notice of any such breach, violation, default or event, except for those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Company as of the date hereof, there exists no breach, violation, default in performance or obligation by any other party to any Material Contract, except for those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d)                                 True, accurate and complete copies of each of the Material Contracts have heretofore been made available to Parent.

5.19                           Intellectual Property Rights.

(a)                                  Section 5.19(a) of the Company Disclosure Schedule sets forth all material United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and copyright (and mask works) registrations and applications owned by the Company or one of its Subsidiaries, specifying as to each item, as applicable (i) the title, mark or domain name, (ii) the applicant or owner(s) of the item, (iii) the jurisdiction in which the item is issued or registered or in which an application for issuance or registration has been filed and (iv) the issuance, registration or application numbers and dates.

(b)                                 The Company and its Subsidiaries, individually or together, own all right, title and interest in and to, free of all Liens other than non-exclusive licenses granted in the ordinary course, all Intellectual Property Rights set forth on Section 5.19(a) of the Company Disclosure Schedule, and, to the knowledge of the Company, the Company and its Subsidiaries, individually or together, own all right, title and interest in and to, free of all Liens other than non-

exclusive licenses granted in the ordinary course, or have rights, by license, sublicense, agreement or other permission, to all other material Intellectual Property Rights that are currently used in the conduct of the Company’s or any of its Subsidiaries’ businesses, except with respect to such rights, titles and interests referenced in this sentence that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  There is no Action (whether civil, criminal or administrative) before any Governmental Entity or arbitrator pending as of the date hereof, nor threatened in writing by any third Person, that remains unresolved, in each instance in which the Company or any of its Subsidiaries is a party, with respect to any Intellectual Property Rights owned, licensed or used by the Company or any of its Subsidiaries in their respective businesses as currently conducted (“Company IP Claim”), including any Company IP Claim that alleges that the operation of any such businesses infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Rights of any Person, and  to the knowledge of the Company there are no grounds for the same, and the Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other dispute (“Disputes”) involving any third Person’s Intellectual Property Rights, except with respect to such Actions, Company IP Claims and Disputes that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has brought or threatened any Action alleging any of the foregoing against any Person that remains unresolved, except for those infringements, misappropriations or violations referenced in this sentence that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)                                  The Company has made commercially reasonable efforts in its good faith business judgment to maintain and protect the Intellectual Property Rights owned by the Company and its Subsidiaries, including compliance with the FAR and DFARS data rights provisions in its Government Contracts, except for those Intellectual Property Rights that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d)                                 For purposes of this Agreement, “Intellectual Property Rights” means any or all of the following rights in any jurisdiction in the world: (i) patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part and patent disclosures), (ii) all rights in software (including source and object code) and its related documentation, (iii) trade secrets, inventions (whether patentable or not) and know how, (iv) all copyrights and the registrations and applications therefor in both published and unpublished works, (v) all trademarks and service marks (whether or not registered), and design marks and logos, together with all goodwill appurtenant thereto, and registrations for and applications for registration of any of the foregoing, (vi) Internet domain name registrations and (vii) all other intellectual property or related industrial property rights.

5.20                           Anti-Takeover Law Inapplicable.  The Company Board and the Company have taken all action necessary to render inapplicable to this Agreement and the Transactions, and inapplicable to Parent, Merger Sub and the Company Shares in connection with this Agreement and the Transactions, any and all “fair price,” “moratorium,” “control share acquisition,”

“business combination” and other similar laws of the State of Nevada or any other state or jurisdiction, including the “Acquisition of Controlling Interest” statutes set forth in NRS 78.378 through 78.3793, inclusive, and the “Combinations with Interested Stockholders” statutes set forth in NRS 78.411 through 78.444, inclusive (collectively, “Takeover Laws”), and no such Takeover Laws apply, or will apply, to this Agreement or the Transactions. In furtherance of the foregoing, the Specified Bylaw Amendments are in full force and effect as of the date hereof and will remain in effect through the Closing.  No provision in the Articles of Incorporation or Bylaws that purports to limit, restrict, delay or condition any business combination or similar transaction involving the Company, or the ability of any Person to acquire or vote Company Shares (collectively, “Takeover Provisions”) is, or will be, applicable to the Company Shares, this Agreement or the Transactions.

5.21                           Government Contracts.

(a)                                  Section 5.21(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material Government Bid, except where Parent or any of its affiliates are or may be competing with the Company or any of its affiliates for such Government Bid or where applicable confidentiality restrictions prevents such disclosure, and each material Government Contract and Government Task Order where the period of performance, including options, has not expired or for which final payment has not been received.

(b)                                 There exists no Government Contract, Government Task Order or Government Bid (i) in connection with which the Company represented that the Company or any of its Subsidiaries qualified as a Small Business Concern, a Small Disadvantaged Business, an 8(a) concern, a Service-Disabled Veteran-Owned Small Business Concern, a Veteran-Owned Small Business Concern, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern, a “protégé” under a mentor-protégé agreement or program, or any other preferential status (collectively, a “Preferred Bidder Status”), (ii) in the case of a Government Contract, that the Company would not have been eligible to receive but for its Preferred Bidder Status or (iii) to the knowledge of the Company, in connection with which the applicable Governmental Entity is claiming credit toward its annual goals established pursuant to the Small Business Act of 1953, as amended, and regulations and policies of the U.S. Small Business Administration; except in each case for those Government Contracts, Government Task Orders and Government Bids that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)                                  There exist no outstanding material claims, requests for equitable adjustment, payment withholds or setoffs against, no disputes involving, or actual or alleged material breaches (or events that, with notice or lapse of time, would constitute a material breach), misrepresentations or inaccurate certifications by, the Company or any of its Subsidiaries arising under or relating to any Government Bid or Government Contract, except for those that are valued at less than $100,000. Further, there is no (i) request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by an applicable Governmental Entity or claim of defective pricing in excess of $100,000, (ii) dispute between the Company or any of its Subsidiaries and a Governmental Entity that, since December 31, 2008, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $100,000 or (iii) any claim or request for equitable adjustment by the Company or any of its Subsidiaries against a Governmental Entity or prime contractor or subcontractor in excess of $100,000.  To the knowledge of the Company, there are no existing facts that would reasonably be expected to result in any requests, disputes or claims under clause (i), (ii) or (iii) of the immediately preceding sentence.

(d)                                 Since December 31, 2008, no termination for default or convenience, cure notice or show cause notice has been issued by any Governmental Entity or by any prime contractor or subcontractor, in writing, with respect to performance by the Company or any of its Subsidiaries as a prime contractor or subcontractor of any portion of the obligation of a Government Contract.

(e)                                  Since December 31, 2008, the Company and its Subsidiaries have complied with all terms and conditions of any Government Contracts including all clauses, provisions and requirements incorporated expressly by reference or by operation of law therein, have complied in all material respects with all legal, statutory and regulatory requirements pertaining to such Government Contracts, including any requirements relating to the charging of prices or costs, minimum qualifications of personnel, warranties, fees required to be paid under 48 C.F.R. 552.238-74, most favored customer and price reduction clauses, the “Cost Accounting Standards”, 48 C.F.R. Chapter 99, the Service Contract Act 41 U.S.C. § 351, et seq., the Truth in Negotiations Act, 10 U.S.C. § 2306a, 41 U.S.C. § 254b and the Berry Amendment, 10 U.S.C. 2533a, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action, and are not a party to any Action, that would reasonably be expected to give rise to liability under the False Claims Act or the Procurement Integrity Act or a claim for price adjustment under the Truth in Negotiations Act.

(f)                                    As of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding Government Bid that, if accepted or awarded, is expected to result in a loss to the Company or its Subsidiaries (or, after the Merger, Parent or its Subsidiaries).  None of the Company and its Subsidiaries is a party to any Government Contract that is reasonably expected to result in a loss to the Company or its Subsidiaries, except for those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g)                                 Neither the Company nor any of its Subsidiaries, nor any of their Principals (as that term is defined in FAR 52.209-5), presently are or since December 31, 2006 have (i) been debarred or suspended from participation in the award of contracts with any Governmental Entity, declared ineligible or nonresponsible or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement programs (it being understood that debarment and suspension does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements), nor (ii) been under civil or criminal investigation, indictment or audit by a Governmental Entity (except routine audits by the Defense Contract Audit Agency) with respect to any Government Contract, except for those audits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, to the knowledge of the Company, there exist no facts or circumstances that would warrant the institution of a civil or criminal investigation, indictment, suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, its Subsidiaries or any of their officers, employees, consultants or agents.

(h)                                 Since December 31, 2006, neither the Company nor any of its Subsidiaries has made a mandatory or voluntary disclosure to any Governmental Entity with respect to any suspected, alleged or possible breach, violation, irregularity, mischarging, misstatement or other act or omission arising under or relating to any Government Contract or Government Bid, and to the knowledge of the Company, no other facts exist that would reasonably result in the need to make a mandatory or voluntary disclosure to any Governmental Entity.

(i)                                     Neither the Company nor any of its Subsidiaries has performed any activities, including systems engineering and technical assistance, under any Government Contract or Government Task Order, and no other facts exist, that would be reasonably expected to create or result in the Company or any Subsidiary having an Organizational Conflict of Interest (“OCI”) as defined in FAR subpart 9.5 and/or any other agency supplement.  No Government Contract or Government Task Order contains any specific OCI prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting by the Company or any of its Subsidiaries and the Company has no OCI mitigation plans that are pending approval or are in effect, except for those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(j)                                     Section 5.21(j) of the Company Disclosure Schedule sets forth as of the date hereof a complete and accurate list of all facility clearances as well as a complete and accurate list of all personnel security clearances by number and clearance level (e.g., confidential, secret) of the Company and its Subsidiaries.  The Company and its Subsidiaries (and their employees who hold personnel security clearances) possess all required facility security clearances to perform the Government Contracts and Government Task Orders and are in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006), and any supplements, amendments or revised editions thereof.

(k)                                  Since December 31, 2008, there has not been any withholding or setoff of any material amounts from payments by any Governmental Entity or prime contractor or higher-tier subcontractor nor, to the knowledge of the Company, has there been any attempt to withhold or setoff any payments due under any Government Contract on any basis, including the basis that a cost incurred or invoice rendered by the Company or any Subsidiary was questioned or disallowed by a Governmental Entity, prime contractor or higher-tier subcontractor or any of their audit representatives, except for those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(l)                                     Since December 31, 2008, neither the Company nor any of its Subsidiaries has sold a product or service to any basis of award customer (as defined by the applicable Government Contract) at a price that would invoke the requirements of the price reductions clause under any Federal Supply Schedule Contract or any other Government Contract, except as in accordance with the terms of such Government Contract, except for those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Since December 31, 2008, each of the Company and Subsidiary, as applicable, has accurately reported sales and paid all industrial funding fee payments required under any Federal Supply Schedule Contract or other Government Contract, except for those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(m)                               The business and cost accounting systems of the Company and its Subsidiaries are in compliance in all material respects with applicable Laws and have not been determined by any Governmental Entity not to be in compliance with any applicable Laws.  Except as set forth on Section 5.21(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has submitted any certificates of current cost or pricing data under any Government Contract.

(n)                                 Since December 31, 2008, neither the Company nor any of its Subsidiaries has received audit findings from the Defense Contract Audit Agency, the Defense Contract Management Agency or any other Governmental Entity.

(o)                                 No certification, re-certification, statement, representation or warranty made by the Company or any of its Subsidiaries in any Government Contract, Government Bid or exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to the U.S. government or any non-U.S. government in connection with any Government Contract or Government Bid contained on the date so furnished or submitted (or on any other date where such statement, representation or warranty is deemed made or brought down as of a subsequent date either under applicable Law or pursuant to the applicable Government Contract or Government Bid or any exhibit thereto or in any written certificate, statement, list, schedule or other document submitted or furnished to the U.S. government or any non-U.S. government in connection with such Government Contract or Government Bid) any untrue statement of a material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.  Neither any Governmental Entity nor any prime contractor or higher tier subcontractor has provided written notice to the Company of any alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation or contract term with respect to a Government Contract or Government Bid.

(p)                                 In connection with its Government Contracts valued at $1,000,000 or more per year, no unsatisfactory past performance evaluations or ratings of any nature by the U.S. government have been provided to the Company within the past three (3) years and, to the knowledge of the Company, there are no facts that would reasonably be expected to result in any unsatisfactory past performance evaluation or rating by the U.S. government that would reasonably be expected to materially and adversely affect the evaluation of any of the Company’s or its Subsidiaries’ (or their successor’s) bids or proposals for any future Government Contract.

(q)                                 No consent or notice is required to be obtained from or given to any third party in order to transfer any Government Contract, the period of performance of which has not ended as of the date hereof, in connection with the consummation of the Transactions.

(r)                                    Neither the Company nor any of its Subsidiaries has employed or retained any Person or agency to solicit or obtain any Government Contract based upon an agreement or understanding for a contingent fee except a bona fide employee or agency as those terms are defined in FAR 52.203-5.

5.22                           FCPA; Export Controls.

(a)                                  To the knowledge of the Company, since January 1, 2006, the Company and its Subsidiaries have not knowingly (i) paid or expended any funds for unlawful contributions, gifts, entertainment or other unlawful purposes or (ii) made any unlawful payment or offered, promised or provided anything of value to any local, domestic or foreign government official or employee or to foreign or domestic political parties or campaigns.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has made any payment in the nature of criminal bribery or any other unlawful payment, or knowingly violated any applicable export control, money laundering or anti-terrorism law or regulation.  The Company and its Subsidiaries have not otherwise taken any action that would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.  To the knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries is currently the subject of an investigation, inquiry, audit or compliance assessment for alleged violations of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

(b)                                 The Company and its Subsidiaries are in compliance in all material respects, and have been in compliance in all material respects at all times, with all applicable U.S. and non-U.S. export control and economic sanctions laws and regulations, including the Arms Export Control Act (22 U.S.C. 2778), International Emergency Economic Powers Act (50 U.S.C. 1701 et. seq.), International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.), the economic sanctions programs implemented by the Office of Foreign Assets Controls and the United States Department of the Treasury, and the antiboycott regulations administered by the United States Departments of Commerce and the Treasury (collectively, the “Export Control Laws”).  The products, software, equipment, technology and services of the Company and its Subsidiaries are maintained, used, disclosed, released, exported and transferred, including to foreign Persons in the United States, in accordance with applicable Export Control Laws, including compliance in all material respects with any applicable export license requirements.  As of the date hereof, neither the Company nor its Subsidiaries has received any written communication alleging that it is not in compliance with the Export Control Laws.

5.23                           Advisors’ Fees.  Except for Lincoln International and Barclays Capital Inc. (the “Company Financial Advisors”), there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is or will be entitled to any commission, broker’s fee, finder’s fee or any other fee or commission from the Company or any of its Subsidiaries (including, after the consummation of the Offer or the Merger, from Parent or the Surviving Corporation in connection with the consummation of the Transactions).  A true and complete copy of the engagement letters for the Company Financial Advisors related to the Transactions have been furnished to Parent.

5.24                           Opinion of Company Financial Advisors.  Each Company Financial Advisor has rendered to the Company Board its opinion to the effect that, as of the date of this Agreement, the Offer Price and the Merger Consideration to be received pursuant to the Offer and the Merger by the Company’s stockholders other than Parent, Merger Sub and any direct or indirect wholly-owned Subsidiary of Parent is fair, from a financial point of view, to such stockholders. The Company has been advised that the Company Financial Advisors will permit the inclusion of their respective opinions in their entirety and, subject to prior review and consent by the Company Financial Advisors, as applicable, a reference to their respective opinions in the Schedule 14D-9 and the Proxy Statement.

5.25                           Certain Loans and Other Transactions.  The Company does not have outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.  No event has occurred since December 31, 2010 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC and has not yet been disclosed in any Company Report.

5.26                           Insurance.  Section 5.26 of the Company Disclosure Schedule sets forth a true, accurate and complete list of all material insurance policies in effect and issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary (the “Company Insurance Policies”). As of the date hereof, all of the Company Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid.  Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination of any of the Company Insurance Policies.  As of the date hereof, no written notice of cancellation or termination has been received by the Company with respect to any such Company Insurance Policy other than as is customary in connection with renewals of existing Company Insurance Policies.  There is no material claim by the Company or any of its Subsidiaries pending under any Company Insurance Policy, and there has been no material claim by the Company or any of its Subsidiaries under any Company Insurance Policy since January 1, 2009 as to which the Company or any of its Subsidiaries have been notified that coverage has been questioned, denied or disputed by the underwriters of such Company Insurance Policy.

5.27                           No Rights Agreement.  The Company does not have, and there is not in effect, a stockholder rights plan, “poison pill” or similar plan or arrangement with respect to the Company or the Company Shares.

5.28                           Rule 14d-10 Matters.  All amounts payable to holders of Company Shares and other securities of the Company (the “Covered Securityholders”) pursuant to the Company Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of Company Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company Board has determined that each member of the Compensation Committee is an “independent director” within the meaning of Nasdaq Rule 5605(a)(2) and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act. The Compensation Committee (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act: (A) the Company Stock Plan, (B) the treatment of the Company Stock-Based Securities in accordance with the terms set forth in this

Agreement, the Company Stock Plan and any applicable Company Plans and (C) each other Company Plan, which resolutions have not been rescinded, modified or withdrawn in any way and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. For purposes of this Section 5.28 only, the definition of the term “Company Plan” contained in Section 10.4 shall be deemed to exclude the word “material” wherever it appears in such definition.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company prior to the execution of this Agreement (which schedule sets forth items of disclosure with specific reference to the particular section or subsection of this Article 6 to which the information in the Parent Disclosure Schedule relates; provided, however, that any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other section or subsection of this Article 6 to the extent it would be reasonably apparent that the disclosure contained in such section should qualify such non-referenced representation or warranty without the necessity of repetitive disclosure or cross-reference), Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof:

6.1                                 Organization and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation.  Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction in which the assets and properties owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

6.2                                 Authority; Non-Contravention; Approvals.

(a)                                  Parent and Merger Sub have all requisite corporate power and authority to enter into and deliver this Agreement and to carry out their obligations hereunder and to consummate the Transactions. This Agreement and the Transactions have been approved by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)                                 The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions do not and will not (i) violate or conflict with the respective charters or bylaws of Parent and Merger Sub, (ii) assuming compliance with the matters and requirements referred to in Section 6.2(c)(i), result in any failure by Parent or Merger Sub to comply with any Law applicable to Parent or Merger Sub or any of their respective properties or assets or (iii) violate, conflict with or result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by Parent or Merger Sub under, result in a right of termination or acceleration under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, or give rise to any obligation to obtain any third-party consent or provide any notice to any Person under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other agreement to which Parent or Merger Sub is a party except, with respect to clauses (ii) and (iii), such failure to comply, conflicts, violations, triggering of payments, terminations, accelerations, Liens, encumbrances, notices, permits, authorizations, consents, approvals, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution or delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions, except (i) (A) for the Required Statutory Approvals, (B) as may be required by the Securities Act, the Exchange Act and the rules and regulations thereunder (including the filing with the SEC of the Schedule TO), (C) as may be required by the New York Stock Exchange, Nasdaq or any other applicable national securities exchange, (D) as may be required by the NRS (including the filing of appropriate merger documents and, if applicable, the receipt of the Company Stockholder Approval) and (E) as may be required under applicable state securities or “blue sky” laws or (ii) where the failure to make such declaration, filings or registration or notifications to obtain such authorization, permits, consents or approvals, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

6.3                                 Litigation.  There are no claims, suits, actions, proceedings (including arbitration proceedings or dispute resolution proceedings) or governmental investigations pending against Parent or Merger Sub, or, to the knowledge of the Parent, threatened against Parent or Merger Sub, in each case, individually or in the aggregate, that would have a Parent Material Adverse Effect.  Neither Parent nor Merger Sub is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, individually or in the aggregate, that would reasonably be expected to have a Parent Material Adverse Effect.

6.4                                 Financing Arrangement.  Parent has and will have at each of (a) the time of acceptance for purchase by Merger Sub of the Company Shares pursuant to the Offer and (b) the

Effective Time, and will provide to Merger Sub (or cause to be provided), the funds necessary to consummate the Transactions.

6.5                                 Parent Disclosure Documents.

(a)                                  The Offer Documents will not, at the time they are filed with the SEC, at any time they are amended or supplemented or at the time they are first published, sent or given to the holders of Company Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Offer Documents, when filed, distributed and disseminated, will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company or any of its affiliates, partners, members, stockholders, agents or Representatives in writing specifically for inclusion or incorporation by reference in the Offer Documents.

(b)                                 None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in (a) the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) the Proxy Statement will, at the time it is filed with the SEC, at the date it is first mailed to the holders of Company Shares, at any time it is amended or supplemented and at the time of the Company Stockholder Meeting (or at the time of the effectiveness of any action by written consent in lieu of the Company Stockholder Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.6                                 Advisors’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub in connection with the consummation of the Transactions that is or will be entitled to any commission, broker’s fee, finder’s fee or any other fee or commission from Parent or Merger Sub.

6.7                                 Merger Sub.  As of the date hereof, all of the issued and outstanding capital stock of Merger Sub is owned by Parent.  Merger Sub was formed solely for the purpose of engaging in the Transactions.  Except as contemplated by this Agreement, Merger Sub does not hold, and has not held, any material assets or incurred any liabilities, and has not carried on any business activities other than those contemplated by this Agreement.

6.8                                 No Ownership of Capital Stock.  Except for shares acquired in the Offer, neither Parent nor any of its Subsidiaries (including Merger Sub) is, or has been at any time during the preceding two (2) years, the “beneficial owner” (as defined in NRS 78.414) of any Company Shares or other securities of the Company or any of the Company’s Subsidiaries.

6.9                                 No Other Company Representations or Warranties.  Except for the representations and warranties of the Company set forth in this Agreement, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub.  Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, will have, or be subject to, any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other similar material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, including in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the Transactions contemplated by this Agreement.

ARTICLE 7
COVENANTS

7.1                                 Conduct of Business.  During the period from the date of this Agreement and continuing until the Effective Time, except as set forth in Section 7.1 of the Company Disclosure Schedule, as required by Law, as expressly required or permitted by this Agreement, or with prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course, consistent with past practice in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and material business relationships, retain the services of its officers and key employees, maintain its respective books, accounts and records.

7.2                                 Company Forbearances.  During the period from the date of this Agreement and continuing to the Effective Time, except as set forth in Section 7.2 of the Company Disclosure Schedule, as required by Law or as expressly required or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)                                  (i) amend its charter or bylaws (or other organizational documents), (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock or (iii) declare, authorize, set aside or pay any actual, constructive or deemed dividend or distribution (whether payable in cash, stock, property or a combination thereof) with respect to any shares of its outstanding capital stock, other than dividends or distributions by a direct or indirect wholly-

owned Subsidiary of the Company to its parent if such Subsidiary and its parent are organized in the same country;

(b)                                 issue, sell, grant, pledge, encumber or dispose of, or agree to issue, sell, grant, pledge, encumber or dispose of, (i) any shares of, or any options, warrants or rights of any kind to acquire any shares of, its or its Subsidiaries’ capital stock, (ii) any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock or (iii) any other rights that give any Person the right to receive any economic interest of a nature accruing to the holders of the Company Shares, or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, except the issuance of Company Shares pursuant to the vesting, exercise or conversion of those Company Stock Options or Company Performance-Based Restricted Share Rights issued and outstanding on the date hereof;

(c)                                  (i) incur, assume, create, guarantee, endorse or otherwise become liable, contingently or otherwise, with respect to any indebtedness for borrowed money, except for any indebtedness for borrowed money outstanding as of the date hereof, or any indebtedness for borrowed money incurred pursuant to any existing arrangement consistent with past practice, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of capital stock (including Company Shares) or any options, warrants or rights to acquire any capital stock (including Company Shares) or any security convertible into or exchangeable for capital stock (including Company Shares), except for the cancellation of Company Stock Options in accordance with Section 4.4 and the vesting of the Company Performance-Based Restricted Share Rights as required pursuant to the terms of the respective Company Performance-Based Restricted Share Awards, (iii) acquire any assets for amounts in excess of $250,000 in the aggregate, other than the acquisition of equipment, supplies, inventory or other current assets and components in the ordinary course consistent with past practice, (iv) make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate, (v) sell, lease, license, pledge, dispose of or encumber any assets (including Intellectual Property Rights owned by the Company or any of its Subsidiaries) or businesses except for (A) non-exclusive licenses or non-exclusive sublicenses of any such Intellectual Property Rights of the Company or any of its Subsidiaries in the ordinary course and (B) sales, leases, pledges, dispositions and encumbrances of such assets, Intellectual Property Rights or businesses in the ordinary course, (vi) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any other Person, or loan funds to, advance funds to or make any investment in or capital contribution to any other Person other than any direct or indirect wholly-owned Subsidiary of the Company, (vii) enter into any new line of business, (viii) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries or (ix) enter into any new, or amend the terms of any existing, agreements or arrangements for borrowed money;

(d)                                 enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(e)                                  alter, through merger, liquidation, reorganization, restructuring or any other fashion, its corporate structure or ownership of any of its Subsidiaries, other than the Transactions;

(f)                                    write up, write down or write off the book value of any of its material assets, other than in the ordinary course consistent with past practice or as may be required by GAAP;

(g)                                 except as required by GAAP or applicable Law, change any of the Company’s accounting principles or policies;

(h)                                 except as required by Law, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns, enter into any closing agreement in respect of any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, settle any claim or assessment of Taxes, enter into any agreement or waiver extending the period for assessment or collection of any Taxes of the Company or any of its Subsidiaries, or fail to pay or withhold, or otherwise properly reserve for, any material Taxes of the Company or any of its Subsidiaries;

(i)                                     (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current, future or former director, officer or employee, (ii) increase or accelerate the payment or vesting of benefits payable under any existing severance, retention or termination pay policies or agreements or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee, (iv) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present, future or former director, officer or employee or any beneficiaries thereof, (v) increase the compensation, bonus or other benefits payable to any director, officer or employee, except (A) with respect to any officer or employee of the Company or any of its Subsidiaries whose total annual compensation does not exceed $125,000, for increases in compensation and benefits in the ordinary course of business consistent with past practice, (B) as required by the terms of existing Company Plans or (C) for routine amendments to health and welfare plans that do not materially increase benefits or (vi) issue, grant or accelerate the vesting of any Company Stock-Based Securities or any other securities or rights issuable under the Company Stock Plan;

(j)                                     implement or announce any plant closing, material reduction in labor force or other layoffs of employees that would reasonably be expected to incur liability under the WARN Act (or any similar state, local or foreign Law) with respect to the Company or any of its Subsidiaries;

(k)                                  release, waive, compromise, settle or enter into any settlement agreement with respect to any pending or threatened Action, including any Action relating to this Agreement or the Transactions but excluding, for this purpose, claims from the definition of Action, except that, notwithstanding the foregoing, the Company may settle or enter into any settlement agreement with respect to any outstanding Action where (A) the amount of such settlement is less than $250,000, (B) the settlement does not require the taking of or refraining from any actions other than the payment of cash in an aggregate amount less than that set forth in the preceding clause (A) or de minimis and other ancillary actions and (C) the settlement does not include any admission of wrongdoing or liability by the Company or any of its Subsidiaries;

(l)                                     cancel or compromise any debt or claim in an aggregate amount in excess of $250,000, except in the ordinary course consistent with past practice;

(m)                               (i) enter into any Contract (excluding Government Contracts) of a character that would constitute a Material Contract if such Contract had been entered into prior to the date of this Agreement, other than entering into any Contract in the ordinary course consistent with past practice, (ii) terminate, renew or amend in any material respect any Material Contract, except terminations, renewals or amendments, in the ordinary course consistent with past practice, or (iii) waive, release or assign any material rights, claims or benefits under any Material Contract, in each case, other than in the ordinary course consistent with past practice (it being understood that if any such entry into, or termination, renewal or amendment of, or waiver, release or assignment of any rights, claims or benefits under, any such Contract is permitted pursuant to this Section 7.2(m) as a result of the ordinary course consistent with past practice exception set forth above, but such action would otherwise be prohibited by any other provision of this Section 7.2, then this Section 7.2(m) shall not be interpreted to permit such action without the prior written consent of Parent);

(n)                                 enter into any Contract containing any covenant directly or indirectly limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person, or sell any product or service (including any “most favored nation” clauses), or which, following the Acceptance Time or the Effective Time, could so limit Parent or any of its Affiliates (including the Surviving Corporation), including any contract clause, mitigation plan or other limitation with respect to an OCI;

(o)                                 enter into any Government Contract or submit any bid for a Government Contract that (i) would knowingly be expected to result in a financial loss, (ii) involves unusual risk in performance or compliance with schedule requirements or contains non-customary terms and conditions or (iii) would, under the federal rules covering OCI, limit Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates from engaging in any line of business, competing with any Person or selling any product or service following the Acceptance Time or the Effective Time;

(p)                                 enter into any Contract that contains a change in control or similar provision that would require a payment to the other party or parties thereto in connection with the Transactions;

(q)                                 engage in any “reportable transaction,” including any “listed transaction,” within the meaning of Code Section 6011 or any other applicable federal law including any Internal Revenue Service ruling, procedure, notice or other pronouncement;

(r)                                    enter into, amend, modify, terminate or engage in any Contract or transaction with any executive officer or director of the Company, or any Person owning five percent (5%) or more of the Company Shares, or any relative of any such Person directly or indirectly controlled by such Person;

(s)                                  amend or modify the letter of engagement of either Company Financial Advisor in a manner that materially increases the fee or commission payable by the Company; or

(t)                                    enter into or authorize an agreement with respect to any of the foregoing actions, or authorize or commit to take any action to effect any of the foregoing actions.

7.3                                 Employee Matters.

(a)                                  Parent shall, or shall cause the Surviving Corporation to, provide to each individual who is an active employee of the Company or any of its Affiliates immediately prior to the Closing (including each person who is on vacation, temporary layoff, leave of absence, sick leave or short- or long-term disability (each, a “Continuing Employee”)) for a period beginning on the Closing Date and ending on the earlier of (i) December 31, 2012 or (ii) the one (1) year anniversary of the Closing Date: (A) base salary not less than the base salary provided to such Continuing Employee as in effect immediately preceding the Closing Date and (B) employee benefits (but not including any equity-based grants, nonqualified deferred compensation benefits or severance benefits) that are, in the aggregate, substantially equivalent to the employee benefits provided to such Continuing Employee as in effect immediately preceding the Closing Date; provided, however, that the immediately preceding subsections (A) and (B) shall not apply to any Continuing Employee who  is a party to an employment agreement or other similar agreement between such Continuing Employee and the Company or an Affiliate of the Company; provided further, however, that no Continuing Employee shall be eligible to participate in any defined benefit pension plan sponsored by Parent or any of its Subsidiaries or Affiliates. No provision of this Agreement shall be construed as a promise to employ any Continuing Employee for any period of time or as a limitation on the right of Parent or any of its Subsidiaries or Affiliates to terminate the employment of any Continuing Employee.

(b)                                 Parent shall, or shall cause the Surviving Corporation to, take all necessary action so that each Continuing Employee shall be given credit for all service with the Company and its Affiliates to the same extent as if such services had been rendered to Parent or any of its Affiliates under each benefit plan, program or arrangement established, maintained or contributed to by Parent or the Surviving Corporation after the Closing Date for purposes of eligibility to participate, vesting and the amount or level of benefits, but in no event shall such recognition be taken into account (i) in determining the accrual of benefits under any defined benefit pension plan or for any other purpose under any defined benefit pension plan or (ii) to the extent it creates any duplication of benefits or benefit accruals.

(c)                                  Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare or fringe benefit plan in which such Continuing Employee may be eligible to participate after the Closing Date and (ii) provide each Continuing Employee with credit under any general leave, welfare plan or fringe benefit plan in which such Continuing Employee becomes eligible to participate after the Closing Date for any co-payments and deductibles paid by such

Continuing Employee for the then-current plan year under the corresponding welfare or fringe benefit plan maintained by the Company or any of its Affiliates immediately prior to the Closing Date.

(d)                                 Parent shall, or shall cause the Surviving Corporation to, provide to each Continuing Employee for a period beginning on the Closing Date and ending on the six (6) month anniversary of the Closing Date, a severance benefit package that is equivalent to the severance benefit package that would be provided under the applicable Company Plan immediately prior to the date of this Agreement, unless such Continuing Employee is terminated for “cause” (as defined in the applicable Company Plan); provided that the obligation to provide severance benefits shall not apply to any Continuing Employee who is not covered or eligible for severance benefits under the applicable Company Plan in effect immediately prior to the date of this Agreement; provided further, that this Section 7.3(d) shall not apply to any Continuing Employee who is a party to an employment agreement or other similar agreement between such Continuing Employee and the Company or Affiliate of the Company that otherwise provides for severance or other similar benefits.

(e)                                  Each of Parent, Merger Sub and the Company acknowledges and agrees that at the Applicable Time, for any Company Plan with a change in control provision, a “change in control” will occur under all such Company Plans.

(f)                                    In the event that payments in respect of the Company’s 2011 Short-Term Incentive Program have not been paid prior to the Closing Date, Parent shall, or shall cause the Surviving Corporation to, pay a lump-sum cash payment at the “target” level to each participant in such program at the normally scheduled time of such payments, provided such participant has not voluntarily terminated (as determined in good faith) his/her employment or consulting arrangement prior to such payment date. Notwithstanding the foregoing, nothing contained herein shall be treated as an amendment of any Company Plan.

(g)                                 No provision of this Agreement (i) will create or be deemed to create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company, its Subsidiaries or any other Person other than the parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment agreement, (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, the Company or any of their respective Subsidiaries, or (iv) limit the discretion or authority of the Parent or the Surviving Corporation to interpret the respective employee benefit and compensation plans, agreements, arrangements and programs, in accordance with their terms and applicable law.

(h)                                 Nothing contained in this Agreement, express or implied, shall prohibit Parent from, subject to applicable Law, adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or making other changes in the administration or in the design, coverage and benefits provided to employees of the Company or any of its Subsidiaries.  No provision of this Agreement shall be construed as a limitation on the right of the Parent to suspend, amend, modify or terminate any employee benefit plan.

7.4                                 Control of Operations.  Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Applicable Time.

7.5                                 No Solicitation by Company.

(a)                                  Subject to Sections 7.5(c) and 7.5(d), during the term of this Agreement the Company agrees that it and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause its Representatives and its Subsidiaries’ Representatives not to, directly or indirectly (i) solicit, initiate, or knowingly facilitate or encourage the making by any Person (other than Parent and its Subsidiaries) of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) initiate or enter into any discussions or negotiations with any Person concerning an Acquisition Proposal, including by furnishing any non-public information to any Person in connection with an Acquisition Proposal or (iii) enter into any agreement, understanding or arrangement with respect to any Acquisition Proposal, or enter into any agreement, understanding or arrangement that would require the Company to abandon, terminate or fail to consummate the Transactions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated, any communications, discussions or negotiations with any party or parties with respect to any Acquisition Proposal being discussed prior to the date hereof; provided, however, that nothing in this Section 7.5 shall preclude the Company or any of its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the next sentence of this Section 7.5(a).  The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries.

(b)                                 The Company agrees that it will notify Parent promptly (and in any event within two (2) Business Days after the Company’s receipt) of any proposal or inquiry received after the date hereof by the Company or any of its Subsidiaries (including through any of the Representatives of the Company) that constitutes an Acquisition Proposal, including a copy of (or if oral, a written statement setting forth in reasonable detail the Company’s understanding of the material terms of) any such proposal or inquiry (including the identity of the Person from which it was received). The Company shall (i) keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal or inquiry (including any negotiations or discussions with respect thereto), as well as any material modification or amendment thereto, (ii) promptly following receipt or delivery thereof, provide Parent with copies of all drafts and versions of agreements (including schedules and exhibits) relating thereto exchanged between the Company, the Subsidiaries of the Company or any of the Representatives of the Company and any such third party or their respective Representatives and (iii) promptly make available to Parent any non-public information concerning the Company or any of its Subsidiaries furnished to any Person in connection therewith that has not previously been made available to Parent in a substantially similar form, subject to applicable Law.  Neither the

Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement with a Person making, or indicating an interest in making, an Acquisition Proposal that would prohibit them from providing any of the foregoing information to Parent.

(c)                                  Notwithstanding Section 7.5(a) and Section 7.5(b) or any other provision of this Agreement to the contrary, at any time prior to the earlier to occur of the Acceptance Time and the receipt of the Company Stockholder Approval, following the receipt after the date hereof by the Company or any of its Subsidiaries of a bona fide written Acquisition Proposal, which proposal was not solicited and did not otherwise result from a breach of this Section 7.5, the Company Board may (directly or through the Company’s Representatives) furnish information to (for which only compliance with clauses (i) and (iii) below shall be required), or enter into negotiations with, any Person that has made such unsolicited Acquisition Proposal if, and only to the extent that: (i) such Acquisition Proposal constitutes a Superior Proposal or the Company Board determines in good faith after consultation with its outside legal and financial advisors that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, (ii) after consultation with its outside legal counsel, the Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (iii) prior to furnishing such information, the Company receives from such Person an executed confidentiality agreement on terms similar to and no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (provided, such confidentiality agreement shall not prohibit the Company from complying with its obligations under this Agreement, including Section 7.5(b)).

(d)                                 Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to stockholders required to be made by applicable Law in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to make such disclosure would be inconsistent with applicable Law; provided, however, that compliance with such rules and Laws will not in any way modify the effect that any such action has if such disclosure constitutes a Change of Recommendation.

(e)                                  Except as otherwise permitted by this Section 7.5(e) and Section 7.5(f), from the date of this Agreement until the earlier to occur of the Acceptance Time and the receipt of the Company Stockholder Approval, or the earlier termination of this Agreement in accordance with its terms, neither the Company Board nor any committee thereof shall (i) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, (ii) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or any approval or recommendation by any such committee regarding this Agreement, the Offer, the Merger or the other Transactions, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 or the Proxy Statement (any such action or failure described in clauses (i) through (iii)

above being referred to herein as a “Change of Recommendation”) or (iv) cause, permit or authorize the Company to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or similar agreement in respect of an Acquisition Proposal (other than a confidentiality agreement in accordance with Section 7.5(c)(iii)). Notwithstanding the foregoing, at any time prior to the earlier to occur of the Acceptance Time and the receipt of the Company Stockholder Approval, the Company Board may, in response to a development or change in circumstances occurring or arising after the date of this Agreement that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such development or change in circumstances, an “Intervening Event”), make a Change of Recommendation if the Company Board has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law (such Change of Recommendation in response to an Intervening Event, an “Intervening Event Change of Recommendation”); provided, however, that the Company shall not be entitled to exercise its right to make an Intervening Event Change of Recommendation pursuant to this sentence unless the Company has (A) given Parent at least three (3) Business Days’ prior notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (B) taken into account, in determining whether to make an Intervening Event Change of Recommendation, any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice during such three (3) Business Day period.

(f)            Notwithstanding anything in this Section 7.5 to the contrary, at any time prior to the earlier to occur of the Acceptance Time and the receipt of the Company Stockholder Approval, the Company Board (or any duly constituted committee of the Company Board) may, in response to a Superior Proposal, (i) effect a Change of Recommendation with respect to such Superior Proposal (a “Superior Proposal Change of Recommendation”) or (ii) cause the Company to terminate this Agreement pursuant to Section 9.1(f) and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that the Company shall not effect a Superior Proposal Change of Recommendation or terminate this Agreement pursuant to Section 9.1(f), and any purported Superior Proposal Change of Recommendation or termination pursuant to Section 9.1(f) shall be void and of no force or effect, unless (A) the Company shall have complied in all material respects with the provisions of this Section 7.5, including the notification provisions in this Section 7.5(f), and, with respect to a termination pursuant to Section 9.1(f), with all applicable requirements of Sections 9.1(f) and 9.3(a)(v) (including the payment of the Termination Fee prior to such termination) in connection with such Superior Proposal and (B) after consultation with, and taking into account the advice of, its outside legal counsel, the Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; and provided further, however, that the Company Board (or any duly constituted committee of the Company Board) or the Company shall not exercise its right to effect a Superior Proposal Change of Recommendation or terminate this Agreement pursuant to Section 9.1(f): (1) until after the third (3rd) Business Day following actual receipt by Parent of notice from the Company advising Parent that the Company has received a Superior Proposal (the “Notice Period”), specifying the material terms and conditions of the Superior Proposal and attaching the most current versions of the definitive agreement, all exhibits and other attachments thereto and all agreements (such as stockholder agreements) ancillary thereto to effect such Superior Proposal, and identifying the Person making such Superior Proposal (a “Notice of Superior Proposal”) and stating that the Company Board intends to effect any Superior Proposal Change of Recommendation or to cause the Company to exercise its right to terminate this Agreement pursuant to Section 9.1(f) (it being understood and agreed that, prior to any Superior Proposal Change of Recommendation or any termination pursuant to Section 9.1(f) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new Notice Period (equal to the greater of one (1) Business Day and the remaining time under the previous Notice Period) with respect to such Modified Superior Proposal), during which Notice Period the Company will and will cause its Representatives to negotiate in good faith with Parent so that Parent may propose an adjustment to this Agreement or any terms hereof for the purpose of causing the Acquisition Proposal to no longer be a Superior Proposal, and (2) unless following the end of the current Notice Period, the Company Board (or any duly constituted committee thereof) concludes in good faith, after consultation with the Company’s outside legal counsel and after taking into consideration any changes to this Agreement and the Transactions proposed by Parent in response to the Notice of Superior Proposal, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal. For the avoidance of doubt, there may be multiple Notice Period extensions in the event of multiple Modified Superior Proposals.

7.6           Reasonable Best Efforts; Certain Notices.

(a)           Except as expressly set forth in Section 7.5 or as otherwise provided hereby, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable.

(b)           Without limiting Section 7.8, the parties will use their respective reasonable best efforts (i) to promptly prepare and file all necessary documentation, applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals, orders, waivers and authorizations of all third parties and Governmental Entities, in each case, that are necessary to consummate and make effective the Transactions and (ii) to comply with the terms and conditions of all such applications, notices, petitions, filings, permits, consents, approvals, orders, waivers and authorizations of all such third parties and Governmental Entities.  The parties will cooperate with each other with respect to obtaining all permits, consents, approvals, orders, waivers and authorizations of all third parties and Governmental Entities necessary or advisable to consummate and make effective the Transactions, and each party will keep the other apprised of the status of matters relating to completion of the Transactions subject to applicable Law.  Subject to applicable Law, the Company and Parent will each use their reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the Transactions.  In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.

(c)           Each of Parent and the Company will promptly advise the other upon receiving any communication from any Governmental Entity and any material communication given or received in connection with any proceeding by a private party, and will promptly provide copies of any such communication to the other party, in each case in connection with the Transactions.

(d)           Each of Parent and the Company will use its respective reasonable best efforts to obtain, as soon as possible, confirmation from the applicable Governmental Entities that such Governmental Entities will not recommend that the Company’s security clearances be revoked, suspended or downgraded as a result of the consummation of the Transactions.  The Company shall, and shall use reasonable best efforts to cause its employees to, make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Company and their respective employees from being revoked, suspended or downgraded.

(e)           The Company shall notify the Defense Security Service of the change in its ownership in accordance with Section 1-302(g)(1) of the National Industrial Security Program Operation Manual promptly after the date of this Agreement and, in any case, prior to the Closing.

7.7           Recommendation of the Company Board; Company Stockholder Approval; Preparation of Proxy Statement.

(a)           Within seven (7) Business Days after the date on which the Schedule 14D-9 is filed with the SEC (but subject to Parent’s timely performance of its obligations under Section 7.7(b)), the Company shall prepare and shall use its reasonable best efforts to cause to be filed with the SEC in preliminary form the Proxy Statement.  Subject to Sections 7.5(e) and (f), the Proxy Statement shall (i) include a description of the Company Board Recommendation to its stockholders that the Company Stockholder Approval be given with respect to the Merger and (ii) comply in all respects with any applicable provisions of NRS 92A.300 to 92A.500, inclusive, and include a copy of such statutes, as then amended to date.  The Company will cause the information included in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement.  Notwithstanding the foregoing, if the Company Stockholder Approval is required by Law to consummate the Merger, Merger Sub may (at its election), to the extent permissible under Law and the Articles of Incorporation and the Bylaws, act by written consent in lieu of the Company Stockholders Meeting to approve and adopt this Agreement and the Merger, in which case the Company shall, in accordance with and subject to the requirements of applicable Law, as promptly as practicable after such action by written consent, file the Proxy Statement with the SEC and cause the Proxy Statement to be printed and mailed to the stockholders of the Company so as to enable the action by written consent to become effective as promptly as practicable under applicable Law.  If there shall occur any event that, in the judgment of the Company Board after consultation with its legal counsel, should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.  Parent and Merger Sub shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company with all information required to be included therein with respect to Parent or Merger Sub.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(b)           Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in writing in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto.  Parent will cause the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations thereunder to be set forth in the Proxy Statement promptly following written request therefor from the Company.

(c)           If the Company Stockholder Approval is required by Law to consummate the Merger, then the Company shall have the right, at any time after the Offer Termination Date or the Offer Closing, to (and Parent and Merger Sub shall have the right, at any time after the Offer Termination Date or the Offer Closing, to request in writing that the Company, and upon receipt of such written request, the Company shall, as promptly as practicable and in any event within ten (10) Business Days) (x) establish a record date for and give notice of a meeting of its stockholders for the purpose of voting upon the approval of this Agreement (the “Company Stockholder Meeting”) and (y) mail to the Company’s stockholders as of the record date established for the Company Stockholder Meeting the Proxy Statement (the date the Company elects to take such action or is required to take such action, the ‘‘Proxy Date”).  The Company shall duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date.  If the Offer Closing shall have occurred, the record date for determining eligibility to vote at the Company Stockholder Meeting shall be after the date on which Merger Sub shall have purchased and paid for, and been recognized by the Company as the record owner of, the Company Shares duly tendered in, and not withdrawn prior to the expiration of, the Offer and any Subsequent Offering Period that has been provided for.  If the Company Stockholder Approval is required by the NRS to consummate the Merger, and unless the Company Board shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Recommendation, in accordance with Sections 7.5(e) or (f), the Company shall (i) advise in favor of this Agreement and the Merger and recommend to its stockholders that the Company Stockholder Approval be given, (ii) include such recommendation in the Proxy Statement and (iii) use reasonable best efforts to solicit proxies in favor of the approval of this Agreement and secure any approval of stockholders of the Company that is required by applicable Law to effect the Merger.

(d)           From the date hereof until the Effective Time, Parent agrees (i) not to, or permit any of its Subsidiaries to, directly or indirectly, transfer, sell, assign or otherwise dispose of any Company Shares or interest in Company Shares acquired pursuant to the Offer and (ii) to cause all voting Company Shares acquired pursuant to the Offer and all other Company Shares owned by Parent or any of its Subsidiaries to be voted in favor of the Merger.

(e)           If any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

7.8           HSR Filings; Other Antitrust Filings.

(a)           Parent and the Company undertake and agree to file as soon as practicable after the date hereof, but in any event not later than November 28, 2011, (i) a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and (ii) all notifications and other filings required under any other applicable Regulatory Law.

(b)           Each of Parent and the Company shall use its reasonable best efforts to obtain all requisite approvals and authorizations for the Transactions under the HSR Act or any other applicable Regulatory Law, and in furtherance of such obligation shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC, DOJ or other Governmental Entity, as applicable, for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences (provided, however, that the parties may comply with this clause (iii) by designating that certain sensitive information shall only be shared with the respective parties’ outside legal counsel), (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Entity regarding the legality under any antitrust Law of the Transactions and (v) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.8 to cause the expiration or early termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable; provided, however, that all obligations in this Section 7.8(b) shall be subject to applicable Laws relating to exchange of information and attorney-client communication and privileges.

(c)           Notwithstanding anything to the contrary contained in this Agreement (including Section 7.6 hereof and this Section 7.8), neither Parent, Merger Sub nor any of their Affiliates is required to (i) enter into any agreement, consent decree or other commitment requiring Parent, Merger Sub or any of their Subsidiaries or Affiliates (including the Surviving Corporation) to divest or hold separate any assets of Parent, Merger Sub or any of their Subsidiaries or Affiliates (including the Surviving Corporation) or (ii) take any other action that, individually or in the aggregate, would impose a material restriction on the conduct of the business of Parent, Merger Sub or any of their Subsidiaries or Affiliates or the business of the Company or any of its Subsidiaries or Affiliates.

7.9           Nasdaq Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq to enable the delisting of the Surviving Corporation and of the Company Shares from the Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting. The Company will use reasonable best efforts to cause the Company Shares to remain listed for trading on the Nasdaq at all times prior to the Effective Time.

7.10         Access to Information.

(a)           Upon reasonable notice and subject to applicable Law relating to the exchange of information, the Company will, and will cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to its officers and employees and all its properties, books, contracts, commitments and records (including Tax Returns, work papers of independent auditors and information concerning its personnel), which the parties agree may be afforded in whole or in part through electronic means.  During such period, the Company will, and will cause its Subsidiaries to, make available to Parent a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Securities Laws (other than reports or documents that the Company or Subsidiary of the Company is not permitted to disclose under applicable Law).  Notwithstanding anything to the contrary in this Section 7.10, the Company shall not be obligated to devote any resources to create any requested information that does not exist at the time of such request.

(b)           Notwithstanding the foregoing, neither the Company nor Parent nor any of their Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries (provided, that the Company will nonetheless provide Parent and its Representatives with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses) or contravene any Law or binding Contract entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course consistent with past practice (provided, that the Company shall use its commercially reasonable efforts to obtain the consent of any such agreement’s counterparty to such inspection or disclosure and provided, further, that the Company shall not be required to pay any amount or waive any rights to obtain such consent).  The parties will use their commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.  Whenever any event occurs that is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9 or the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the stockholders of the Company of such amendment or supplement, in each case as promptly as practicable.

(c)           All information provided to Parent and its representatives pursuant to this Section 7.10 shall be subject to the Confidentiality Agreement.  The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated pursuant to Article 9, such Confidentiality Agreement shall continue in accordance with its terms.

(d)           No investigation by Parent or any of its Representatives and no other receipt of information by Parent or any of its Representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement.

7.11         Public Statements.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as such release or announcement may be required by Law or the rules or regulations of the Nasdaq, the New York Stock Exchange or any applicable United States securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time (to the extent practicable) to review and comment on such release or announcement in advance of such issuance, and (b) that each of Parent, Merger Sub and the Company and their respective Affiliates may make such an announcement to their respective employees, customers and suppliers, after consultation with the other parties.

7.12         Directors and Officers Indemnification and Insurance.

(a)           Without limiting any additional rights that any director or officer may have under any employment or indemnification agreement, for a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation (each, an “Indemnitor”) shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and shall also advance expenses to the fullest extent permitted under applicable Law), each present and former director, officer and employee of the Company or and its Subsidiaries (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, including the Transactions; provided, that, prior to any such advancement, an Indemnified Party shall deliver to such Indemnitor a written undertaking, executed personally or on such Indemnified Party’s behalf, to repay such advances if it is ultimately determined by an applicable Governmental Entity that he or she did not meet the prescribed standards of conduct for indemnification under applicable Law (which undertaking shall be an unlimited general obligation of such Indemnified Party but need not be secured and may be accepted without reference to financial ability to make repayment).

(b)           Prior to the Applicable Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, purchase prepaid, non-cancellable “tail” or “run-off” coverage on the existing policies of directors’ and officers’ liability and fiduciary liability insurance (true, correct and complete copies of which have been delivered to Parent or evidence of insurance if policies have not been issued yet for the current policy period) maintained by the Company as of the date of this Agreement (“D&O and Fiduciary Insurance”).  Such tail or run-off coverage shall be for a claims reporting or discovery period of six (6) years from the Effective Time and otherwise on terms and conditions that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided, however, if the Company is unable to purchase such D&O and Fiduciary Insurance prior to the Effective Time and such D&O and Fiduciary Insurance is not available at a cost per annum less than two hundred fifty percent (250%) of the last annual premium paid prior to the date hereof under the Company’s D&O and Fiduciary Insurance policies (the “Insurance Cap”), then Parent shall cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.  If the Company is unable to purchase such D&O and Fiduciary Insurance prior to the Effective Time, the Company shall cooperate with Parent as necessary to enable Parent to obtain the aforementioned D&O and Fiduciary Insurance, including authorizing Parent, through its insurance representative, to solicit D&O and Fiduciary Insurance coverage proposals directly with the Company’s current insurance companies.

(c)           If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assumes the obligations set forth in this Section 7.12.

(d)           This Section 7.12 is intended for the benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation.

(e)           The rights of the Indemnified Parties under this Section 7.12 shall be in addition to any rights such Indemnified Parties may have under the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

(f)            Any Indemnified Party wishing to claim indemnification under this Section 7.12, upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify the Indemnitor; provided, however, that failure to so notify the Indemnitor will not affect the obligations of the Indemnitor under this Section 7.12 unless and to the extent that the Indemnitor is actually and materially prejudiced thereby.

7.13         Stockholder Litigation.  Subject to Section 4.5, the Company shall keep Parent informed of, give Parent the opportunity to participate in the defense or settlement of, and cooperate with Parent in connection with, any stockholder litigation or claim against the Company and/or its directors or officers relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it will not settle or compromise or offer to settle or compromise any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or officers by any stockholder of the Company relating to this Agreement, the Offer, the Top-Up Option, the Merger or any other Transaction, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed).

7.14         Rule 14d-10 Matters.  Notwithstanding anything in this Agreement to the contrary, the Company will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Company Board determined is an “independent director” within the meaning of Nasdaq Rule 5605(a)(2) and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement. For the avoidance of doubt, nothing contained in this Section 7.14 shall permit the Company to take any action that would be prohibited under any other provision of this Agreement, including under any covenant in Section 7.2 hereof.

7.15         Takeover Laws.  Each of the Company and the Company Board will take all actions to cause the Transactions (a) not to be subject to requirements imposed by any Takeover Law and will take all necessary steps within its reasonable control to exempt (or ensure the continued exemption of) the Transactions from any applicable Takeover Law, as now or hereafter in effect and (b) to comply with any Takeover Provisions and will take all necessary steps within its reasonable control to make the Transactions comply with (or continue to comply with) any Takeover Provisions. If any Takeover Law or Takeover Provision becomes applicable to the Transactions, each of the Company and the Company Board will, upon the request of

Parent or Merger Sub, use its reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law or Takeover Provision on the Transactions.

ARTICLE 8
CONDITIONS TO THE MERGER

8.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a)           if required by the NRS, the Company Stockholder Approval shall have been received in accordance with applicable Law, the Articles of Incorporation and the Bylaws;

(b)           unless the Offer Termination shall have occurred, no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, promulgated, issued or enforced by any Governmental Entity that is in effect and has the effect of prohibiting or enjoining the consummation of the Merger; and

(c)           unless the Offer Termination shall have occurred, Merger Sub shall have accepted for payment and paid for all Company Shares validly tendered and not withdrawn pursuant to the Offer.

8.2           Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, in addition to the conditions set forth in Section 8.1, the obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permissible by Law) waiver at or prior to the Effective Time, of each of the following conditions:

(a)           any waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated;

(b)           there shall not (i) be any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order, request or injunction enacted, entered, promulgated, issued, communicated or enforced by any Governmental Entity that is in effect and has the effect, directly or indirectly, of (A) prohibiting or enjoining or (B) prohibiting or materially limiting the ownership or operation by Parent, the Company or any of their Subsidiaries of any portion of any business or any assets of Parent, the Company or any of their Subsidiaries as a result of or in connection with any of the Transactions or (ii) exist or be instituted or pending any claim, suit, action or proceeding by any Governmental Entity of competent jurisdiction seeking any of the consequences referred to in the immediately prior clause (i);

(c)           (A)(1) the representations and warranties of the Company set forth in Section 5.2 (Capitalization) shall be true and correct in all material respects; (2) the representations and warranties of the Company set forth in the first sentence of Section 5.1 (Organization and Qualification) or in Section 5.4 (Authority; Non-Contravention; Approval), Section 5.20 (Anti-Takeover Law Inapplicable), Section 5.23 (Advisors’ Fees), Section 5.27 (No

Rights Agreement) or Section 5.28 (Rule 14d-10 Matters) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and any such representations or warranties that are not so qualified shall be true and correct in all material respects; and (3) the representations and warranties of the Company set forth in this Agreement (other than those sections listed in the preceding clauses (1) and (2)) shall be true and correct, except in the case of this clause (3) to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein, except that such qualifications and limitations as to “materiality” or “Material Adverse Effect” will be given effect in subsections (a)(ii), (b), and (d)(ii), and the first reference to the word “material” in the last sentence of subsection (c), of Section 5.5 (SEC Matters; Financial Statements), Section 5.6 (Disclosure Documents), Section 5.7 (Absence of Undisclosed Liabilities), Section 5.8 (Absence of Certain Changes or Events), Section 5.12 (Taxes), the first sentence of subsection (b) of Section 5.15 (Real Estate), the references to the word “material” in Section 5.16 (Properties), subsections (a)(vii), (a)(ix), (a)(x), (a)(xii), (b) and (d) of Section 5.18 (Contracts and Commitments; Suppliers and Customers), subsections (a), (b) and (c) of Section 5.19 (Intellectual Property Rights), subsections (a) and (o) of Section 5.21 (Government Contracts) and the first sentence of Section 5.26 (Insurance)), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, in each case with respect to the foregoing clauses (1), (2) and (3), as of the date hereof and at and as of the Closing Date, with the same effect as if made as of the Closing Date, except to the extent such representations and warranties address matters only as of another specified time (in which case on and as of such specified time, but without giving effect to the “as of the date hereof” reference in the preamble to Article 5), (B) the Company shall have performed or complied in all material respects with its covenants and obligations contained in this Agreement and (C) since the date of this Agreement, there shall not have occurred and there shall not exist any condition, occurrence, development, change, circumstance, fact, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;  and

(d)           the Company shall have delivered to Parent and Merger Sub a certificate of the Company, executed by the chief executive officer and the chief financial officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in clauses (A) and (B) of Section 8.2(c) have been satisfied.

8.3           Conditions to Obligation of the Company to Effect the Merger.  Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, in addition to the conditions set forth in Section 8.1, the obligations of the Company to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of each of the following conditions:

(a)           any waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated;

(b)           the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualifications and limitations as to “materiality” or “Parent Material Adverse Effect” set forth therein), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, as of the date hereof and at and as of the Closing Date, with the same effect as if made as of the Closing Date, except to the extent such representations and warranties address matters only as of another specified time (in which case on and as of such specified time, but without giving effect to the “as of the date hereof” reference in the preamble to Article 6);

(c)           Parent shall have performed or complied in all material respects with its covenants and obligations contained in this Agreement; and

(d)           Parent shall have delivered to the Company a certificate of Parent, executed by a duly authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 8.3(b) and Section 8.3(c) have been satisfied.

ARTICLE 9
TERMINATION

9.1           Termination.  This Agreement may be terminated and the Offer and the Merger abandoned at any time before the Effective Time, whether before or after the Company Stockholder Approval, only:

(a)           by mutual written consent of Parent and the Company prior to the Applicable Time;

(b)           by either Parent or the Company, upon written notice to the other party:

(i)            if the Applicable Time shall not have occurred on or prior to the close of business on April 30, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose willful and material breach of any of its obligations, covenants or agreements set forth in this Agreement has been a principal cause of the failure of the Applicable Time to have occurred on or before such date;

(ii)           if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting (A) prior to the Acceptance Time, Merger Sub from consummating the Offer or (B) prior to the Effective Time, Parent, Merger Sub and the Company from consummating the Merger, and such order, decree, ruling or other action has become final and non-appealable; or

(iii)          the Company Stockholder Meeting shall have been duly convened and the vote on the Company Stockholder Approval shall have been taken and the Company Stockholder Approval shall not have been received thereat.

(c)           by Parent, upon written notice to the Company: if the Company shall have breached any of its representations or warranties contained in this Agreement or breached or failed to perform any of its obligations, covenants or agreements contained in this Agreement, which breach or failure (i) is (x) if the Offer Termination shall have occurred, such that any condition set forth in clause (A) or clause (B) of Section 8.2(c) is not or would not be satisfied or (y) if the Offer Termination shall not have occurred, such that any condition set forth in clause (c)(ii)(A) or clause (c)(ii)(B) of Annex A is not or would not be satisfied and (ii) is either incurable or, if curable, is not cured by the Company by the earlier of (A) thirty (30) calendar days following receipt by the Company of written notice of such breach or failure and (B) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if (1) Parent or Merger Sub is in material breach of any representation, warranty or covenant contained in this Agreement or (2) the Applicable Time shall have occurred; provided, further however, that in the event Parent terminates this Agreement under circumstances that would give Parent a right to terminate this Agreement under both this Section 9.1(c) and Section 9.1(e), then, in the absence of an election by Parent to the contrary, such termination shall be deemed to be a termination under Section 9.1(e);

(d)           by the Company, upon written notice to Parent: if Parent or Merger Sub shall have breached any of its representations and warranties contained in this Agreement or breached or failed to perform any of its obligations, covenants or agreements contained in this Agreement, which breach or failure (i) has had a Parent Material Adverse Effect and (ii) is either incurable or, if curable, is not cured by Parent by the earlier of (A) thirty (30) calendar days following receipt by Parent of written notice of such breach or failure and (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if (1) the Company is in material breach of any representation, warranty or covenant contained in this Agreement or (2) the Applicable Time shall have occurred;

(e)           by Parent, upon written notice to the Company, if at any time prior to the earlier to occur of the Acceptance Time and the receipt of the Company Stockholder Approval, (i) the Company Board shall have effected a Change of Recommendation (whether or not in compliance with Section 7.5), (ii) the Company shall have materially breached its obligations under Section 7.5 and such breach is not cured by the Company by the close of business on the first (1st) Business Day following receipt by the Company of written notice of such breach or (iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or the Proxy Statement;

(f)            by the Company, if the Company Board has provided written notice to Parent that it has determined to accept a Superior Proposal; provided, that the Company may terminate this Agreement under this Section 9.1(f) only if:

(i)            the Company effects such termination in accordance with the terms and subject to the conditions of Section 7.5(f) and is not then and has not been in breach of its obligations under Section 7.5 in any material respect; and

(ii)           prior to such termination, the Company has delivered in cash by wire transfer of immediately available funds to an account designated by Parent the Termination Fee (it being understood that this clause (ii) does not need to be satisfied if

Parent has failed to designate such an account within twenty-four (24) hours after a request by the Company to designate such an account).

(g)           By the Company, if (i) the Offer Termination shall not have occurred, (ii) all of the conditions set forth in Annex A shall have been satisfied or waived as of the Expiration Date and (iii) Parent shall have failed to consummate or cause the consummation of the Offer promptly thereafter in accordance with Section 1.1.

9.2           Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Parent, Merger Sub, the Company or their respective officers or directors, except as provided in Section 9.3 and except that in the case of any such termination, Section 1.1(d) (but only the last three (3) sentences therein), Section 7.10(c), this Section 9.2, Section 9.3 and Article 10 shall survive.  Nothing in this Section 9.2 shall relieve any party from liability for any willful breach of this Agreement or any action or omission that constitutes fraud.

9.3           Termination Payment; Expenses.

(a)           If this Agreement is terminated:

(i)            by Parent pursuant to Section 9.1(e), then the Company shall pay to Parent within one (1) Business Day after the date of such termination, the Termination Fee, which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Parent; or

(ii)           by Parent or the Company pursuant to Section 9.1(b)(i) and (A) the failure of the Applicable Time to occur on or before the Outside Date was not principally caused by a breach by Parent or Merger Sub of any provision of this Agreement, (B) unless the Offer Termination shall have occurred, the Minimum Condition was not satisfied on the Outside Date, (C) prior to such termination a bona fide Acquisition Proposal shall have been publicly disclosed and not withdrawn and (D) within twelve (12) months after such termination, the Company enters into an agreement with respect to any Acquisition Proposal or consummates a transaction contemplated by any Acquisition Proposal (substituting in all instances “fifty percent (50%)” for “fifteen percent (15%)” in the definition thereof), then the Company shall pay to Parent, within one (1) Business Day after entry into such agreement or consummation of such transaction, the Termination Fee, which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Parent;

(iii)          by Parent or the Company pursuant to Section 9.1(b)(iii) and (A) prior to such termination a bona fide Acquisition Proposal shall have been publicly disclosed and not withdrawn and (B) within twelve (12) months after such termination, the Company enters into an agreement with respect to any Acquisition Proposal or consummates a transaction contemplated by any Acquisition Proposal (substituting in all instances “fifty percent (50%)” for “fifteen percent (15%)” in the definition thereof), then the Company shall pay to Parent, within one (1) Business Day after entry into such agreement or consummation of such transaction, the Termination Fee, which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Parent;

(iv)          by Parent pursuant to Section 9.1(c) due to the willful breach of any of the representations and warranties of the Company in this Agreement or due to the failure by the Company to perform any of its obligations, covenants and agreements in this Agreement and (A) prior to such termination a bona fide Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company or the Company Board and not withdrawn and (B) within twelve (12) months after such termination, the Company enters into an agreement with respect to any Acquisition Proposal or consummates a transaction contemplated by any Acquisition Proposal (substituting in all instances “fifty percent (50%)” for “fifteen percent (15%)” in the definition thereof), then the Company shall pay to Parent, within one (1) Business Day after entry into such agreement or consummation of such transaction, the Termination Fee, which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Parent; or

(v)           by the Company pursuant to Section 9.1(f), then the Company shall pay to Parent the Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Parent, prior to such termination.

(b)           If this Agreement is terminated by Parent pursuant to Section 9.1(c) due to the willful breach of any of the representations and warranties of the Company in this Agreement or due to the failure by the Company to perform any of its obligations, covenants and agreements in this Agreement, then the Company shall pay to Parent or its designees, as promptly as possible (but in any event within two (2) Business Days) following delivery by Parent from time to time of one or more invoices therefor, all reasonable out-of-pocket fees and expenses incurred on or prior to such termination by Parent, Merger Sub and their respective Affiliates in connection with the Transactions; provided, that Parent shall have provided such invoice to the Company setting forth in reasonable detail such reasonable out-of-pocket fees and expenses within sixty (60) calendar days following such termination; provided, that such expense reimbursement amounts shall not exceed $2,000,000.00 in the aggregate.  Such payment or payments shall be made by wire transfer to an account or accounts specified to the Company by Parent at least one (1) Business Day prior to such payment.

(c)           If this Agreement is terminated and the Termination Fee shall become payable by the Company to Parent pursuant to Section 9.3(a), then the Company shall pay to Parent or its designees, as promptly as possible (but in any event within two (2) Business Days) following delivery by Parent from time to time of one or more invoices therefor, all reasonable out-of-pocket fees and expenses incurred on or prior to such termination by Parent, Merger Sub and their respective Affiliates in connection with the Transactions; provided, that Parent shall have provided such invoice to the Company setting forth in reasonable detail such reasonable out-of-pocket fees and expenses within sixty (60) calendar days following the date on which the Termination Fee becomes payable by the Company to Parent pursuant to Section 9.3(a); provided, that such expense reimbursement amounts shall not exceed $2,000,000.00 in the aggregate (which aggregate amount shall be reduced by any amounts payable pursuant to Section

9.3(b)).  Such payment or payments shall be made by wire transfer to an account or accounts specified to the Company by Parent at least one (1) Business Day prior to such payment.

(d)           The parties hereto acknowledge that (i) the provisions of this Section 9.3 are an integral part of the Transactions, (ii) the amount and basis for payment of the Termination Fee and the expense reimbursement obligation set forth in Section 9.3(b) and Section 9.3(c) are reasonable and appropriate in all respects, (iii) without those provisions, the parties would not enter into this Agreement and (iv) if the Termination Fee and expense reimbursement becomes payable, the Company’s payment of the Termination Fee and expense reimbursement shall together constitute the sole and exclusive remedy of Parent and Merger Sub for damages under this Agreement.  Accordingly, if the Company fails to pay in a timely manner the Termination Fee and/or the expense reimbursement obligation set forth in this Section 9.3, and in order to obtain such payment, Parent or Merger Sub makes a claim that results in a judgment for the amounts set forth in this Section 9.3, the Company will pay to Parent and the Merger Sub their reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 9.3 at the rate of interest per annum equal to the prime lending rate as published in The Wall Street Journal on the date such payment was required to be made hereunder.  Payment of the amounts described in this Section 9.3 will not be in lieu of damages incurred in the event of breach of this Agreement.

ARTICLE 10
GENERAL PROVISIONS

10.1         Non-Survival.  None of the representations and warranties in this Agreement shall survive the Merger.  None of the covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and except for the provisions of this Article 10.

10.2         Amendment.  This Agreement may not be amended except by action taken by the parties’ respective boards of directors or pursuant to authority granted by such boards of directors and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable Law.

10.3         Waiver.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

10.4         Certain Definitions.

“Acceptance Time” has the meaning assigned to such term in Section 1.1(c).

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any of its Subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting twenty percent (20%) for references to ten percent (10%) therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or any of its Subsidiaries representing fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries or (c) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of fifteen percent (15%) or more of the voting power of the outstanding Company Shares; provided, however, that the term “Acquisition Proposal” shall not include (i) the Transactions or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of its Subsidiaries or among its Subsidiaries.

“Action” means any claim, action, suit, proceeding, litigation, arbitration, mediation or other investigation.

“Affiliate” of a specified Person means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning assigned to such term in the Preamble.

“Applicable Time” has the meaning assigned to such term in Section 1.5.

“Articles of Incorporation” means the articles of incorporation of the Company, as amended.

“Articles of Merger” has the meaning assigned to such term in Section 2.2.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York City or Governmental Entities in the State of Nevada are authorized or required by applicable Law to close.

“beneficial ownership” (and its correlative terms) has the meaning assigned to such term in Section 1.3(a).

“Bylaws” means the bylaws of the Company, as amended.

“Capitalization Date” has the meaning assigned to such term in Section 5.2(a).

“Certificates” has the meaning assigned to such term in Section 4.2(b).

“Change of Recommendation” has the meaning assigned to such term in Section 7.5(e).

“Closing” has the meaning assigned to such term in Section 2.3.

“Closing Date” has the meaning assigned to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the Preamble.

“Company Board” has the meaning assigned to such term in the Recitals.

“Company Board Recommendation” has the meaning assigned to such term in Section 5.4(b).

“Company Disclosure Schedule” has the meaning assigned to such term in the introduction to Article 5.

“Company Financial Advisors” has the meaning assigned to such term in Section 5.23.

“Company Insurance Policies” has the meaning assigned to such term in Section 5.26.

“Company IP Claim” has the meaning assigned to such term in Section 5.19(b).

“Company Performance-Based Restricted Shares” means any Company Shares issued as restricted stock under the Company Stock Plan that are subject to performance-based vesting or forfeiture restrictions.

“Company Performance-Based Restricted Share Award” means any award under the Company Stock Plan consisting of Company Performance-Based Restricted Shares and, if included in such award, Company Performance-Based Restricted Share Rights.

“Company Performance-Based Restricted Share Consideration” has the meaning assigned to such term in Section 4.4(c).

“Company Performance-Based Restricted Share Rights” means any Company Shares subject to issuance upon the performance-based vesting of outstanding Company Performance-Based Restricted Share Awards.

“Company Plan” means each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA and all material pension, retirement, defined contribution, profit sharing, equity, stock purchase, stock option, severance, employment, change-in-control, termination, retention, health and welfare (including any retiree medical or retiree life benefits), fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current, former or retired employee, director or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and that are contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future liability.

“Company Reports” has the meaning assigned to such term in Section 5.5(a).

“Company Shares” has the meaning assigned to such term in the Recitals.

“Company Stock-Based Securities” means the Company Stock Options, the Company Time Vested Restricted Shares, the Company Performance-Based Restricted Shares, the Company Performance-Based Restricted Share Rights and the Company Performance-Based Restricted Share Awards.

“Company Stock Option” has the meaning assigned to such term in Section 4.4(a).

“Company Stock Option Consideration” has the meaning assigned to such term in Section 4.4(a).

“Company Stock Plan” means the Company’s 2008 Stock Plan, as amended and restated on April 21, 2011.

“Company Stockholder Approval” has the meaning assigned to such term in Section 5.4(e).

“Company Stockholder Meeting” has the meaning assigned to such term in Section 7.7(c).

“Company Time Vested Restricted Shares” means any Company Shares issued as restricted stock under the Company Stock Plan that are subject solely to time-based vesting or forfeiture restrictions.

“Company Time Vested Restricted Share Consideration” has the meaning assigned to such term in Section 4.4(b).

“Compensation Committee” has the meaning assigned to such term in Section 5.2(j).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 13, 2010, by and between Parent and the Company, as amended by the amendment letter, dated as of October 11, 2011, by and between Parent and the Company and as may be further amended from time to time.

“Continuing Employee” has the meaning assigned to such term in Section 7.3(a).

“Contract” means any written agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

“Controlled Group” has the meaning assigned to such term in Section 5.13(f).

“Covered Securityholders” has the meaning assigned to such term in Section 5.28.

“D&O and Fiduciary Insurance” has the meaning assigned to such term in Section 7.12(b).

“Disputes” has the meaning assigned to such term in Section 5.19(b).

“Dissenting Shares” has the meaning assigned to such term in Section 4.5.

“DOJ” has the meaning assigned to such term in Section 7.8(a).

“Effective Time” has the meaning assigned to such term in Section 2.2.

“Environmental Law” means any applicable federal, state, local or foreign Laws, relating to (a) worker safety with respect to Hazardous Substance exposure, use or handling or the environmental effects of the workplace and the protection, preservation or restoration of the environment (including, but not limited to, air, indoor air, water, vapor, soil vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on or before, as applicable, the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning assigned to such term in Section 4.2(a).

“Exchange Fund” has the meaning assigned to such term in Section 4.2(a).

“Expiration Date” has the meaning assigned to such term in Section 1.1(b).

“Export Control Laws” has the meaning assigned to such term in Section 5.22(b).

“Financial Statements” has the meaning assigned to such term in Section 5.5(b).

“Foreign Benefit Plans” has the meaning assigned to such term in Section 5.13(b).

“FTC” has the meaning assigned to such term in Section 7.8(a).

“Fully Diluted Company Shares” means, as of any particular time, a number of Company Shares equal to the sum of (a) the number of all outstanding Company Shares as of such time (but excluding Company Shares that are Company Performance-Based Restricted Shares or Company Time Vested Restricted Shares that would be (and, for any computations under Section 1.4, that were) cancelled at any time prior to such time, including at the Acceptance Time in accordance with Section 4.4), plus (b) the aggregate number, as of such time, of all Company Shares (if any) issuable in respect of all outstanding securities convertible or exchangeable for Company Shares and all Company Shares issuable in respect of all outstanding options, warrants and other rights to acquire, and all outstanding obligations of the Company to issue, Company Shares, whether or not vested or subject to forfeiture (but excluding Company Shares issuable in respect of Company Stock Options and Company Performance-Based Restricted Share Rights that would be (and, for any computations under Section 1.4, that were) cancelled at any time prior to such time, including at the Acceptance Time in accordance with Section 4.4).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Government Bid” means any quotation, bid or proposal that, if accepted or awarded, would lead to a contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity, for the sale of goods or the provision of services.

“Government Contracts” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, Government Bid, change order or other commitment or funding vehicle (whether performed or not) between a Person and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b).  A Government Task Order shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Task Order” means any purchase order, delivery order or task order under a Government Contract.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substance” means any substance, material or waste listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated or forming the basis for liability, under any Environmental Law or that poses a threat to worker safety, human health or the environment.  Hazardous Substance includes, but is not limited to, any substance for which use, release or exposure is regulated by any Governmental Entity or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Condition” has the meaning assigned to such term in Annex A.

“Indemnified Parties” has the meaning assigned to such term in Section 7.12(a).

“Indemnitor” has the meaning assigned to such term in Section 7.12(a).

“Independent Committee” has the meaning assigned to such term in Section 1.3(d).

“Independent Directors” has the meaning assigned to such term in Section 1.3(c).

“Initial Expiration Date” has the meaning assigned to such term in Section 1.1(b).

“Insurance Cap” has the meaning assigned to such term in Section 7.12(b).

“Intellectual Property Rights” has the meaning assigned to such term in Section 5.19(d).

“Intervening Event” has the meaning assigned to such term in Section 7.5(e).

“Intervening Event Change of Recommendation” has the meaning assigned to such term in Section 7.5(e).

“Joint Venture” has the meaning assigned to such term in Section 5.3(d).

“knowledge” means the actual knowledge of the executive officers of the Company or Parent, as the case may be, after reasonable inquiry with respect to the matter(s) referenced.

“Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, judgments, Permits, decrees and licenses of Governmental Entities applicable to the specified Person and to the businesses and assets thereof (including laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and environmental, safety, health and fire prevention).

“Leased Real Property” has the meaning assigned to such term in Section 5.15(b).

“Leases” has the meaning assigned to such term in Section 5.15(b).

“Letter of Transmittal” has the meaning assigned to such term in Section 4.2(b).

“Liens” means liens, encumbrances, mortgages, pledges, security interests, occupancy agreements, easements, encroachments, rights of first refusal or charges.

“Material Adverse Effect” means any condition, occurrence, development, change, circumstance, fact, event or effect that has a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the adverse impact of the following shall be excluded: (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, to the extent such conditions do not have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry, (ii) changes in general legal, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their respective businesses, to the extent such conditions do not have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry, (iii) changes in GAAP or regulatory accounting requirements applicable to U.S. publicly owned business organizations generally, to the extent such conditions do not have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry, (iv) a decline in the price of the Company Shares on Nasdaq (provided, that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any condition, occurrence, development, change, circumstance, fact, event or effect underlying such decline has resulted in, or contributed to, a Material Adverse Effect), (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this

Agreement, (vi) earthquakes, hurricanes, floods or other natural disasters, (vii) the pendency or the announcement of the Transactions, including any litigation resulting therefrom and any adverse change in customer, distributor, employee, supplier, financing source or joint venture partner or similar relationships resulting therefrom, including as a result of the identity of Parent (provided, however, that the exceptions in this clause (vii) shall not apply to any representation or warranty contained in Section 5.4 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance or obligations or satisfaction of conditions under this Agreement), (viii) any action taken by the Company or any of its Subsidiaries at the request or with the consent of any of Parent, Merger Sub or any of their Subsidiaries, (ix) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing (provided, that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any condition, occurrence, development, change, circumstance, fact event or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect), (x) any significant adverse effects on the Company resulting from any expiring contract not being renewed or any option or tranche to such contract not being exercised or effectuated, (xi) the failure by the Company to be awarded any contract on which it is currently bidding or (xii) any matter described in Section 10.4 of the Company Disclosure Schedule.

“Material Contract” has the meaning assigned to such term in Section 5.18(a).

“Merger” has the meaning assigned to such term in the Recitals.

“Merger Consideration” has the meaning assigned to such term in Section 4.1(a)(i).

“Merger Sub” has the meaning assigned to such term in the Preamble.

“Minimum Condition” has the meaning assigned to such term in Annex A.

“Modified Superior Proposal” has the meaning assigned to such term in Section 7.5(f).

“Nasdaq” means The NASDAQ Capital Market.

“Notice of Superior Proposal” has the meaning assigned to such term in Section 7.5(f).

“Notice Period” has the meaning assigned to such term in Section 7.5(f).

“NRS” has the meaning assigned to such term in Section 1.4(d).

“OCI” has the meaning assigned to such term in Section 5.21(i).

“Offer” has the meaning assigned to such term in the Recitals.

“Offer Closing” has the meaning assigned to such term in Section 1.1(c).

“Offer Determination Date” has the meaning assigned to such term in Section 1.1(d).

“Offer Documents” has the meaning assigned to such term in Section 1.1(e).

“Offer Price” has the meaning assigned to such term in the Recitals.

“Offer Termination” has the meaning assigned to such term in Section 1.1(d).

“Offer Termination Date” has the meaning assigned to such term in Section 1.1(d).

“Outside Date” has the meaning assigned to such term in Section 9.1(b)(i).

“Owned Real Property” has the meaning assigned to such term in Section 5.15(a).

“Parent” has the meaning assigned to such term in the Preamble.

“Parent Disclosure Schedule” has the meaning assigned to such term in the introduction to Article 6.

“Parent Material Adverse Effect” means any change, circumstance, fact, event or effect that prevents or materially hinders or delays, or would reasonably be expected to prevent or materially hinder or delay, the ability of Parent or Merger Sub to consummate the Transactions pursuant to the terms set forth in this Agreement.

“Permits” has the meaning assigned to such term in Section 5.11.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department or agency thereof.

“Preferred Bidder Status” has the meaning assigned to such term in Section 5.21(b).

“Preferred Stock” has the meaning assigned to such term in Section 5.2(a).

“Promissory Note” has the meaning assigned to such term in Section 1.4(c).

“Proxy Date” has the meaning assigned to such term in Section 7.7(c).

“Proxy Statement” has the meaning assigned to such term in Section 5.4(d).

“Proxy Statement Clearance Date” has the meaning assigned to such term in Section 1.1(b).

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release of any Hazardous Substances from any source into or upon the environment.

“Representatives” means, with respect to any Person, any of its officers, directors, employees, Affiliates, attorneys, investment bankers, financial advisers or other authorized agents or representatives.

“Required Statutory Approvals” means, collectively, (a) any filings by Parent and Company required by the HSR Act, and any filings and approvals required under applicable Regulatory Laws and, if applicable, the expiration or termination of any applicable waiting periods under the HSR Act and any other Regulatory Law and (b) the filing of the Articles of Merger with the Secretary of State of the State of Nevada in connection with the Merger.

“Schedule 14D-9” has the meaning assigned to such term in Section 1.2(b).

“Schedule TO” has the meaning assigned to such term in Section 1.1(e).

“SEC” means the Securities Exchange Commission.

“Section 409A” has the meaning assigned to such term in Section 5.13(m).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” has the meaning assigned to such term in Section 1.1(e).

“Short Form Merger Threshold” has the meaning assigned to such term in Section 2.1(b).

“Specified Bylaw Amendments” has the meaning assigned to such term in Section 5.1.

“Subsequent Offering Period” has the meaning assigned to such term in Section 1.1(b).

“Subsidiary” means, when used with reference to any person or entity, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition thereof deemed to be “a majority” for the purposes of this definition) made by any Person that (a) is not received in violation of Section 7.5, (b) if a cash transaction (whether in whole or in part), is not subject to any financing condition, (c) is on terms that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, to be appropriate (including the conditionality, regulatory aspects and time likely to be required to consummate such Acquisition Proposal), are more favorable to the Company and its stockholders from a financial point of view than the Transactions and (d) is reasonably likely to be consummated according to its terms.

“Superior Proposal Change of Recommendation” has the meaning assigned to such term in Section 7.5(f).

“Surviving Corporation” has the meaning assigned to such term in Section 2.1(a).

“Takeover Laws” has the meaning assigned to such term in Section 5.20.

“Takeover Provisions” has the meaning assigned to such term in Section 5.20.

“Tax Return” means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes (including any schedule or attachment thereto or amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means all taxes, including, income, estimated income, gross receipts, excise, property, sales, value added, withholding, social security, occupation, use, service, service use, license, payroll, goods and services, capital, production, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment and any other taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Termination Fee” means an amount equal to $10,000,000.

“Top-Up Amount” has the meaning assigned to such term in Section 1.4(a).

“Top-Up Closing” has the meaning assigned to such term in Section 1.4(c).

“Top-Up Option” has the meaning assigned to such term in Section 1.4(a).

“Top-Up Shares” has the meaning assigned to such term in Section 1.4(a).

“Transactions” means the Offer, the Merger, the Top-Up Option and the other transactions contemplated by this Agreement and all other agreements and documents contemplated hereby or thereby.

“WARN Act” has the meaning assigned to such term in Section 5.14(b).

10.5         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub to:

General Dynamics Corporation
2941 Fairview Park Drive, Suite 100

Falls Church, VA 22042
Attention:	Gregory S. Gallopoulos
Fax:	(703) 876-3554

with a copy (which shall not constitute notice) to:

Jenner & Block LLP
353 North Clark Street
Chicago, IL 60654
Attention:	Joseph P. Gromacki
Brian R. Boch
Fax:	(312) 923-2737
(312) 923-2980

If to the Company, to:

Force Protection, Inc.
1520 Old Trolley Road
Summerville, South Carolina 29485
Attention:	Charles Mathis
Fax:	(843) 574-3807

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Robert W. Downes
Fax:	(212) 558-3588

and

Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, CA 90067
Attention:	Eric M. Krautheimer
Fax:	(310) 712-8800

All such communications shall be deemed to have been duly given: (a) in the case of a notice delivered by hand, when personally delivered, (b) in the case of a notice sent by facsimile, upon transmission subject to confirmation of receipt and (c) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

10.6         Expenses and Fees.  Except as set forth in Section 9.3(b) and Section 9.3(c), all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.

10.7         Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation” and are intended by the parties to be by way of example rather than limitation and (c) reference to any Article or Section means such Article or Section hereof, unless otherwise indicated.  Any references in this Agreement to “the date hereof” refer to the date of execution of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

10.8         Entire Agreement.  This Agreement (including the exhibits and annexes hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other documents and instruments referred to herein), together with the Confidentiality Agreement and any agreements entered into contemporaneously herewith, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.9         Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that Merger Sub may assign any or all of its rights, interests and obligations under this Agreement to Parent’s other direct or indirect wholly-owned Subsidiaries, and except that Parent may assign any or all of its rights, interests and obligations under this Agreement to Parent’s other direct or indirect wholly-owned Subsidiaries, but no such assignment shall relieve Parent of its obligations hereunder.

10.10       Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THEREOF (OTHER THAN TO THE EXTENT THAT THE LAWS OF THE STATE OF NEVADA, INCLUDING NRS CHAPTERS 78 AND 92A, MANDATORILY APPLY).

10.11       Jurisdiction.  The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York located in the Borough of Manhattan and the Federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

10.12       Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

10.13       Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or electronic data file), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

10.14       Parties In Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for Section 7.12, nothing in this Agreement, express or implied, is intended to confer upon any other Person any third-party beneficiary rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.15       Severability.  Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.16       Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

10.17       Disclaimer.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of such parties. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

Parent:

GENERAL DYNAMICS CORPORATION

By:	/s/ Gregory S. Gallopoulos
Name:	Gregory S. Gallopoulos
Title:	Senior Vice President, General Counsel and Secretary

Merger Sub:

FALCON ACQUISITION CORP.

By:	/s/ Gregory S. Gallopoulos
Name:	Gregory S. Gallopoulos
Title:	Vice President

The Company:

FORCE PROTECTION, INC.

By:	/s/ Michael Moody
Name:	Michael Moody
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A:
CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer or this Agreement, in addition to (and not in limitation of) Merger Sub’s rights pursuant to this Agreement to extend and amend the Offer in accordance with this Agreement, and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Merger Sub’s obligation to pay for or return tendered Company Shares after termination of the Offer, Merger Sub shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any tendered Company Shares not theretofore accepted for payment or paid for, and Merger Sub may amend or terminate the Offer (subject to Section 1.1 of this Agreement), if at any scheduled Expiration Date,

(a) there shall not have been validly tendered and not validly withdrawn as of such scheduled Expiration Date that number of Company Shares that when added to the number of Company Shares owned by Parent and its Subsidiaries taken as a whole as of such scheduled Expiration Date (i) would represent one (1) Company Share more than fifty percent (50%) of the Fully Diluted Company Shares at such date (not assuming the issuance of any Top-Up Shares) and (ii) would represent, when added to the number of Company Shares authorized and available for issuance and sale by the Company to Merger Sub in connection with an exercise of the Top-Up Option, one (1) Company Share more than ninety percent (90%) of the Fully Diluted Company Shares (assuming the issuance of the Top-Up Shares) (the “Minimum Condition”);

(b) any waiting period under the HSR Act applicable to the Transactions shall not have expired or been terminated prior to the applicable Expiration Date (the “HSR Condition”); or

(c) any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at the then scheduled Expiration Date:

(i)            there shall (A) be any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order, request or injunction enacted, entered, promulgated, issued, communicated or enforced by any Governmental Entity that is in effect and has the effect, directly or indirectly, of (1) prohibiting or enjoining or (2) prohibiting or materially limiting the ownership or operation by Parent, the Company or any of their Subsidiaries of any portion of any business or any assets of Parent, the Company or any of their Subsidiaries as a result of or in connection with any of the Transactions or (B) exist or be instituted or pending any claim, suit, action or proceeding by any Governmental Entity of competent jurisdiction seeking any of the consequences referred to in the immediately prior clause (A);

(ii)           (A) (1)  any of the representations and warranties of the Company set forth in Section 5.2 (Capitalization) shall not be true and correct in all material respects; (2) any of the representations and warranties of the Company set forth in the first sentence of Section 5.1 (Organization and Qualification) or in Section 5.4 (Authority; Non-Contravention; Approval), Section 5.20 (Anti-Takeover Law Inapplicable), Section 5.23 (Advisors’ Fees), Section 5.27 (No Rights Agreement) or Section 5.28 (Rule 14d-10 Matters) that are qualified as to materiality or Material Adverse Effect shall not be true and correct in all respects, and any such representations or warranties that are not so qualified shall not be true and correct in all material respects; or (3)

Annex A-1

any of the representations and warranties of the Company set forth in this Agreement (other than those sections listed in the preceding clauses (1) and (2)) shall not be true and correct, except in the case of this clause (3) to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein, except that such qualifications and limitations as to “materiality” or “Material Adverse Effect” will be given effect in subsections (a)(ii), (b), and (d)(ii), and the first reference to the word “material” in the last sentence of subsection (c), of Section 5.5 (SEC Matters; Financial Statements), Section 5.6 (Disclosure Documents), Section 5.7 (Absence of Undisclosed Liabilities), Section 5.8 (Absence of Certain Changes or Events), Section 5.12 (Taxes), the first sentence of subsection (b) of Section 5.15 (Real Estate), the references to the word “material” in Section 5.16 (Properties), subsections (a)(vii), (a)(ix), (a)(x), (a)(xii), (b) and (d) of Section 5.18 (Contracts and Commitments; Suppliers and Customers), subsections (a), (b) and (c) of Section 5.19 (Intellectual Property Rights), subsections (a) and (o) of Section 5.21 (Government Contracts) and the first sentence of Section 5.26 (Insurance)), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, in each case with respect to the foregoing clauses (1), (2) and (3), as of the date hereof and at and as of such scheduled Expiration Date, with the same effect as if made as of such Expiration Date, except to the extent such representations and warranties address matters only as of another specified time (in which case on and as of such specified time, but without giving effect to the “as of the date hereof” reference in the preamble to Article 5), (B) the Company shall have failed to perform or comply in all material respects with its covenants and obligations contained in this Agreement or (C) since the date of this Agreement, there shall have occurred or shall exist any condition, occurrence, development, change, circumstance, fact, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iii)          the Company shall have failed to deliver to Parent and Merger Sub a certificate of the Company, executed by the chief executive officer and the chief financial officer of the Company, dated as of the scheduled Expiration Date, to the effect that the conditions set forth in clauses (A) and (B) of paragraph (c)(ii) above have not occurred; or

(iv)          this Agreement shall have been terminated in accordance with its terms.

For purposes of determining whether the Minimum Condition has been satisfied, Parent and Merger Sub shall have the right to exclude, for purposes of its determination thereof, up to ten percent (10%) of the Company Shares tendered in the Offer pursuant to the guaranteed delivery procedures set forth in the Offer Documents.

The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex A-2

ANNEX B:

SPECIFIED BYLAW AMENDMENTS

Article III, Section 11 of the Bylaws has been amended in its entirety to read as follows:

Section 11.  Committees.  By resolution adopted by a majority of all the directors in office when the action is taken, the board of directors may designate from among its members an executive committee and one or more other committees, and appoint one or more members of the board of directors to serve on them. To the extent provided in the resolution, each committee shall have all the authority of the board of directors, except that no such committee shall have the authority to (i) authorize distributions, (ii) approve or propose to shareholders actions or proposals required by the NRS Chapter 78 to be approved by shareholders, (iii) fill vacancies on the board of directors or any committee thereof, (iv) amend articles of incorporation, (v) adopt, amend or repeal the bylaws, (vi) approve a plan of merger not requiring shareholder approval, (vii) authorize or approve the reacquisition of shares unless pursuant to a formula or method prescribed by the board of directors, or (viii) authorize or approve the issuance or sale of shares, or contract for the sale of shares or determine the designations and relative rights, preferences and limitations of a class or series of shares, except that the board of directors may authorize a committee or officer to do so within limits specifically prescribed by the board of directors and the NRS Chapter 78.  The committee shall then have full power within the limits set by the board of directors to adopt any final resolution setting forth all preferences, limitations and relative rights of such class or series and to propose an amendment of the articles of incorporation stating the preferences, limitations and relative rights of a class or series for a vote by the shareholders and filing with the Secretary of State under the NRS Chapter 78.

The foregoing paragraph of this Section 11 shall be in full force and effect until the occurrence, if any, of the “Acceptance Time” (as defined in the Agreement and Plan of Merger, dated as of November 7, 2011, by and among General Dynamics Corporation, a Delaware corporation (“Parent”), Falcon Acquisition Corp., a Nevada corporation (“Merger Sub”), and the corporation, as may be amended from time to time (the “Merger Agreement”)) and, notwithstanding the foregoing, from and after the occurrence, if any, of the Acceptance Time, the foregoing paragraph of this Section 11 shall be of no further force or effect and shall be replaced in its entirety with the following:

“Section 11.           Committees.  By resolution adopted at a meeting of the board of directors by a majority of all the directors in office when the action is taken, the board of directors may designate from among its members one or more committees and appoint one or more members of the board of directors to serve on them.  Subject to applicable law and to the extent provided in the resolution, any such committee shall have and may exercise all the powers of the board of directors in the management of the business and affairs of the corporation.”

Sections 4, 5, 6, 7, 8 and 12 of Article III, which govern meetings, notice, waiver of notice, quorum, voting requirements and action without a meeting of the board of directors, shall apply to committees and their members appointed under this Section 11.

Annex B-1

Article V, Section 2 of the Bylaws has been amended in its entirety to read as follows:

Section 2. Consideration for Shares. Certificated or uncertificated shares shall not be issued until the shares represented thereby are fully paid. The board of directors may authorize the issuance of shares for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed or to be performed or other securities of the corporation. Future services shall not constitute payment or partial payment for shares of the corporation.  The promissory note of a subscriber or an affiliate of a subscriber shall not constitute payment or partial payment for shares of the corporation unless the note is negotiable and is secured by collateral, other than the shares being purchased, having a fair market value at least equal to the principal amount of the note. For purposes of this Section 2, “promissory note” means a negotiable instrument on which there is an obligation to pay independent of collateral and does not include a nonrecourse note.

The foregoing paragraph of this Section 2 shall be in full force and effect until the occurrence, if any, of the Acceptance Time and, notwithstanding the foregoing, from and after the occurrence, if any, of the Acceptance Time, the foregoing paragraph of this Section 2 shall be of no further force or effect and shall be replaced in its entirety with the following:

“Section 2.            Consideration for Shares.  Certificated or uncertificated shares shall not be issued until the shares represented thereby are fully paid. The board of directors may authorize the issuance of shares for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed or to be performed or other securities of the corporation.”

Article VIII of the Bylaws has been amended to add the following new Section 7:

Section 7.  Applicability of Acquisition of Controlling Interest Statutes.  The provisions of the “Acquisition of Controlling Interest” statutes set forth in Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes shall not apply to any acquisition of any shares of common stock or other equity interests of the corporation by Parent or Merger Sub (and their respective permitted assigns pursuant to the Merger Agreement) pursuant to the Merger Agreement and the transactions contemplated thereby.

Annex B-2